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American Electric Power Company, Inc.
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Notice of 2020 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215
Nicholas K. Akins Chairman of the Board and Chief Executive Officer
March 11, 2020

Dear Shareholders:

This year’s annual meeting of shareholders will be held at The Estate at New Albany, 5216 Forest Drive, New Albany, Ohio on Tuesday, April 21, 2020, at 9:00 a.m. Eastern Standard Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 24, 2020, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By Internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

NOTICE OF 2020 ANNUAL MEETING

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

TIME	9:00 a.m. Eastern Time on Tuesday, April 21, 2020

PLACE	The Estate at New Albany 5216 Forest Drive New Albany, OH

ITEMS OF BUSINESS	(1)	To elect the 13 directors named herein to hold office until the next annual meeting and until their successors are duly elected.
	(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2020.
	(3)	To hold an advisory vote on executive compensation.

RECORD DATE	Only shareholders of record at the close of business on February 24, 2020 are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT
Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
	(1)	MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you received paper copies of the proxy materials.
	(2)	CALL TOLL-FREE by telephone at 800-652-8683.
	(3)	VISIT THE WEB SITE at www.envisionreports.com/AEP

If your shares are held in the name of a bank, broker or other holder of record, please follow the instructions from the holder of record in order to vote your shares.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 11, 2020	David M. Feinberg Secretary

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 21, 2020: Our 2020 Proxy Statement and 2019 Annual Report to shareholders are available at www.edocumentview.com/aep

Proxy Statement

March 11, 2020

Proxy and Voting Information

A notice of Internet availability of proxy materials or paper copy of this proxy statement, our 2019 Annual Report and a form of proxy or voting instruction card is first being mailed or made available to shareholders on or about March 11, 2020, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 21, 2020 in New Albany, Ohio.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP common stock at the close of business on the record date, February 24, 2020, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 494,832,744 shares of AEP common stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the proxy card or the website shown on the notice of Internet availability of proxy materials.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

When proxies are signed and returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their plan accounts on February 24, 2020.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by voting again after the date of the proxy being revoked or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under New York Stock Exchange (NYSE) rules, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors and the advisory vote on executive compensation are “non-discretionary” matters. That means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their clients.

The Company has implemented a majority voting standard for the election of directors in uncontested elections. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. If a nominee does not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws.

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass, and the effect of abstentions and uninstructed shares on each proposal.

Item	Board Recommendation		Voting Standard	Abstentions	Broker Non-Votes
Item 1 – Election of Directors	✓	FOR	Majority of votes cast for each Director	No effect	No effect
Item 2 – Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2020(1)	✓	FOR	Majority of shares voted	No effect	Discretionary voting by broker permitted
Item 3 – Advisory vote to approve executive compensation (Say on Pay)(1)	✓	FOR	Majority of shares voted	No effect	No effect

(1)
As advisory votes, the proposals to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2020 and to approve executive compensation are not binding upon the Company. However, the Board, the Audit Committee and the Human Resources Committee value the opinions expressed by shareholders and will consider the outcome of these votes when making future decisions.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of Internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of Internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215 or call 1-800-237-2667. If more than one annual report, proxy statement or notice of Internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or writing to them at P.O Box 505005, Louisville, KY 40233-5005. If you wish to resume receiving separate annual reports, proxy statements or notice of Internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 505005, Louisville, KY 40233-5005. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.aep.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print, free of charge, by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained on our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report for the fiscal year ended December 31, 2019 are available at www.edocumentview.com/aep.

Item 1. Election of Directors

Currently, AEP's Board of Directors consists of 14 members. Mr. Lionel L. Nowell III will end his service as a member of the Board effective as of the date of the annual meeting. Accordingly, thirteen directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 13 nominees were nominated by the Board on the recommendation of the Committee on Directors and Corporate Governance (the Corporate Governance Committee) following an individual evaluation of each nominee’s qualifications and 2019 performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2019 annual meeting, except for Mr. Garcia, who was appointed as a director in September 2019. Mr. Garcia was recommended to the Board by a director search firm, which was paid a fee to identify and evaluate Board members. Some members of the Corporate Governance Committee interviewed Mr. Garcia, and the full Corporate Governance Committee reviewed his qualifications and recommended him to the full Board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees occurs before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

The Principles of Corporate Governance of the Board of Directors provides that directors will not generally be re-nominated for re-election at any annual shareholders meeting following their 72nd birthday. Mr. Crosby and Mr. Notebaert are nominees for re-election despite having reached their 72nd birthdays in 2019 because they are both long term members of the Human Resources Committee that is working on talent development and succession planning, and the Board concluded that it is desirable to have their continued participation in those discussions.

The Board of Directors unanimously recommends a vote FOR each of the director nominees below.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this proxy statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s common stock and stock-based units beneficially owned by each of them appears on page 67.

Nominees For Director

Nicholas K. Akins New Albany, Ohio Age 59 Director since 2011
Professional Highlights
Elected chief executive officer of AEP in November 2011; elected Chairman of the Board in January 2014 and Chairman and chief executive officer of all of AEP’s major subsidiaries in November 2011. President of AEP from January 2011 to October 2011 and executive vice president of AEP from 2006 to 2011.

Mr. Akins’ qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our chief executive officer. Mr. Akins brings to the Board experience in all facets of operational and compliance related activities in the utility industry, which enables him to effectively identify strategic priorities and execute strategy. Mr. Akins’ service on the board of another public company, including service as chair of its nominating and corporate governance committee, provides Mr. Akins additional governance insights that are valuable in his role as our Board Chairman.

Current Public Company Boards
Fifth Third Bancorp

David J. Anderson Greenwich, Connecticut Age 70 Director since 2011
Professional Highlights
Former Chief Operating Officer and Chief Financial Officer of Nielsen Holdings plc, a leading global information, data and measurement company (September 2018 - December 2019). Former executive vice president and chief financial officer of Alexion Pharmaceuticals, a leading biotechnology company, from December 2016 to August 2017. Previously, chief financial officer from 2003 until his retirement in 2014 of Honeywell International, a diversified technology and manufacturing company.

Mr. Anderson’s qualifications to serve on the Board include his corporate finance expertise as the chief financial officer of a Fortune 100 company and his experience as a public company director. While at Honeywell, Mr. Anderson was responsible for the company’s corporate finance activities including tax, accounting, treasury, audit, investments, financial planning, acquisitions and real estate. Through his finance leadership positions, Mr. Anderson brings to the Board relevant experience in the areas of management and executive leadership and experience in developing and executing strategy. His extensive finance expertise provides valuable insight in the areas of financial reporting and accounting and controls.

Previous Public Company Boards
Cardinal Health, Inc. (2014-2018)
Fifth Street Asset Management, Inc. (2014-2015)
BE Aerospace Inc. (2014 – 2017)

Nominees For Director — continued

J. Barnie Beasley, Jr. Sylvania, Georgia Age 68 Director since 2014
Professional Highlights
Mr. Beasley served as an independent nuclear safety and operations expert to the board of directors of the Tennessee Valley Authority, a large electric utility in the southeastern United States, from 2011 to 2014. Retired chairman, president and chief executive officer of Southern Nuclear Operating Company, the nuclear operating company subsidiary of an electric utility (2004-2008). Advisor to EnergySolutions, Inc., a nuclear services company (2014-2019).

Mr. Beasley’s qualifications to serve on the Board include his nuclear expertise as the chief executive officer of the nuclear operating company subsidiary of Southern Company and his experience as a public company director. Mr. Beasley brings to the Board decades of experience in the nuclear and utility industries, including high level executive management and business oversight experience. He has substantial experience working with federal government administrators, which provides valuable insights in governmental and regulatory issues. His extensive experience in operations provides insights in risk management, safety, personnel development and environmental matters. His experience in the nuclear industry also provides him substantial experience in physical security and cybersecurity.

Current Public Company Boards
GSE Systems, Inc.

Ralph D. Crosby, Jr. McLean, Virginia Age 72 Director since 2006
Professional Highlights
Retired chairman of EADS North America, Inc., an aerospace company (2002-2011). Retired chief executive officer of EADS North America, Inc. (2002-2009). Previous senior operating role at Northrop Grumman Corporation.

Mr. Crosby’s qualifications to serve on the Board include his extensive senior executive experience in the aerospace industry and his experience as a public company director. Mr. Crosby brings to the Board significant senior management and operations experience through his roles as chief executive officer in the highly regulated aerospace and defense industries. He has a deep understanding of the complexities of operating a global business, including strategic planning, regulatory and legislative and public policy matters. Through his career in the aerospace industry, he has experience in technology and innovation.

Current Public Company Boards
Airbus Group, SE

Previous Public Company Boards
Serco Group PLC (2012-2017)

Nominees For Director — continued

Art A. Garcia Southwest Ranches, Florida Age 58 Director since 2019
Professional Highlights
Retired chief financial officer of Ryder System, Inc., a provider of fleet management, supply chain management and logistic solutions (2010-2019). Senior Vice President and Controller of Ryder (2005-2009). Mr. Garcia is a certified public accountant who began his career with Coopers & Lybrand before joining Ryder.

Mr. Garcia’s qualifications to serve on the Board include his corporate finance and accounting expertise as the chief financial officer and his experience as a public company director. While at Ryder, Mr. Garcia held several positions of increasing responsibility, including group director accounting services, as well as senior vice president and corporate controller before his appointment as chief financial officer. Mr. Garcia also oversaw corporate strategy and development, and led the reengineering of the company’s finance function to drive increased efficiencies. His extensive finance expertise provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board relevant experience in risk management, regulated industries, safety and strategy development.

Current Public Company Boards
ABM Industries Incorporated
Elanco Animal Health Incorporated

Linda A. Goodspeed Marco Island, Florida Age 58 Director since 2005
Professional Highlights
Retired managing partner of Wealthstrategies Financial Advisors, LLC (2008-2017). Retired senior vice president and chief information officer of The ServiceMaster Company, a residential and commercial service company (2011-2013). From 2008 to 2011, vice president of information systems of Nissan North America, Inc., an automobile manufacturer.

Ms. Goodspeed’s qualifications to serve on the Board include her information technology expertise as a chief information officer and her experience as a public company director. Ms. Goodspeed has experience in key strategic and operational roles with several large global companies as chief information officer. Ms. Goodspeed brings to the Board a wealth of experience leading complex IT organizations and brings innovation experience. She has completed the National Association of Corporate Directors certification in cybersecurity oversight. She has experience as a senior leader of businesses developing electric vehicles, and past experience developing and marketing new customer facing products and technology in the appliance and automotive industries.

Current Public Company Boards
AutoZone, Inc.
Darling Ingredients Inc.

Previous Public Company Boards
Global Power Equipment Group (2016-2018)
Columbus McKinnon Corp (2004-2017)

Nominees For Director — continued

Thomas E. Hoaglin Columbus, Ohio Age 70 Director since 2008
Professional Highlights
Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). Member, Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors.

Mr. Hoaglin’s qualifications to serve on the Board include his extensive senior executive experience in the banking industry and his experience as a public company director. With his experience as chairman and chief executive officer of Huntington Bancshares, Mr. Hoaglin brings to the Board extensive experience in consumer and commercial marketing, and experience as leader of a company focused on meeting customer expectations. His experience as a banker provides him with strong credit and risk management experience and knowledge of credit and capital markets. He also has extensive corporate governance expertise from his service on the Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors.

Current Public Company Boards
The Gorman-Rupp Company

Sandra Beach Lin Flower Mound, Texas Age 62 Director since 2012
Professional Highlights
Retired chief executive officer of Calisolar, Inc., a solar silicon company (2010-2011). Executive vice president, then corporate executive vice president of Celanese Corporation, a global hybrid chemical company (2007-2010). Previous senior operating roles at Avery Dennison, Alcoa and Honeywell. Member, Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors.

Ms. Lin’s qualifications to serve on the Board include her extensive senior executive experience managing large global businesses in multiple industries and her experience as a public company director. Ms. Lin brings to the Board extensive experience as a senior executive in operational roles at numerous industrial manufacturing sites, which gave her significant experience in employee safety and manufacturing. In her senior leadership positions, she created and executed strategies in diverse industries, including automotive, packaging, specialty chemicals and solar energy. She also has wide global experience in sales and marketing. In her executive leadership as the chief executive officer of a materials supplier to the solar industry, she helped bring to market new, innovative technology to reduce costs to solar cell manufacturers. Her service as a board leadership fellow for the National Association of Corporate Directors has given her additional expertise related to corporate governance.

Current Public Company Boards
Trinseo S. A.
PolyOne Corporation
Previous Public Company Boards
WESCO International (2002-2019)

Nominees For Director — continued

Margaret M. McCarthy North Chatham, Massachusetts Age 66 Director since 2019
Professional Highlights
Retired Executive Vice President – Technology Integration of CVS Health Corporation (December 2018 to June 2019). Executive vice president of operations and technology for Aetna, Inc., a diversified health care benefits company (2010 – 2018). Prior to joining Aetna in 2003, she served in information technology-related roles at CIGNA Healthcare and Catholic Health Initiatives.

Ms. McCarthy’s qualifications to serve on the Board include her extensive senior executive experience in the healthcare industry and her experience as public company director. Ms. McCarthy was responsible for innovation, technology, data security, procurement, real estate and service operations at Aetna. Ms. McCarthy also worked in technology consulting at Accenture and was a consulting partner at Ernst & Young. She was previously a director of a data center and cloud security company. She has extensive experience in the regulated insurance industry, business strategy, customer experience and cyber and physical security.

Current Public Company Boards
Brighthouse Financial, Inc.
First American Financial Corporation
Marriott International Inc.

Richard C. Notebaert Naples, Florida Age 72 Director since 2011
Professional Highlights
Retired chief executive officer of Qwest Communications International Inc., a telecommunications systems company (2002-2007). Previous chief executive officer of Ameritech Corporation and Tellabs, Inc.

Mr. Notebaert’s qualifications to serve on the Board include his extensive senior executive experience in the regulated telecommunications industry and his experience as a public company director. Mr. Notebaert spent more than 11 years as Chairman and Chief Executive Officer of large publicly traded telecommunication companies. Mr. Notebaert brings to the Board relevant experience in the areas of operations, markets, risk management, mergers and acquisitions, management, finance, executive leadership, strategic planning, human resources and labor relations and corporate governance. Mr. Notebaert also brings to the Board valuable perspective and insights from his service as a director of Aon Corporation, an insurance brokerage and services company, including experience in risk management and executive compensation from chairing its Compensation Committee. Through his executive experience in the regulated telecommunications industry, he has experience managing regulatory and public policy matters.

Current Public Company Boards
Aon Corporation

Previous Public Company Boards
Cardinal Health, Inc. (1999-2015)

Nominees For Director — continued

Stephen S. Rasmussen West Des Moines, Iowa Age 67 Director since 2012
Professional Highlights
Retired Chief executive officer of Nationwide Mutual Insurance Company (Nationwide) (2009 - September 2019). President and chief operating officer of Nationwide (2003 – 2009).

Mr. Rasmussen’s qualifications to serve on the Board include his extensive senior executive experience in the insurance industry. As the former chief executive officer of Nationwide Mutual Insurance Company, a Fortune 100 large diversified insurance and financial services organization, Mr. Rasmussen brings to the Board extensive experience in risk management and strategic planning in the highly regulated insurance industry. He also brings to the Board relevant experience in the areas of marketing, management, finance, executive leadership, and the customer experience.

Oliver G. Richard, III Lake Charles, Louisiana Age 67 Director since 2013
Professional Highlights
Owner and president of Empire of the Seed LLC, a company that preserves older buildings for reuse since 2005. Mr. Richard served as chairman, president and chief executive officer of Columbia Energy Group (Columbia Energy) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard served as a commissioner of the Federal Energy Regulatory Commission from 1982 to 1985.

Mr. Richard’s qualifications to serve on the Board include his extensive knowledge of the utility industry as a former commissioner of the Federal Energy Regulatory Commission, his senior executive experience at utility companies and his experience as a public company director. Mr. Richard brings to the board experience as a regulator in our industry, along with his other legal and public policy experience, which gives him unique and valuable perspective to our industry. He also has a breadth of experience in the energy sector, through his position as chairman, president and chief executive officer of a Fortune 500 company, with relevant experience in the areas of operations, management, executive leadership, strategic planning, human resources and corporate governance. He also has experience as a consultant in the energy and management industries.

Current Public Company Boards
Cheniere Energy Partners, GP, LLC

Previous Public Company Boards
Buckeye Partners, L.P. (2009 - 2019)

Nominees For Director — continued

Sara Martinez Tucker Dallas, Texas Age 64 Director since 2009
Professional Highlights
Former Chief Executive Officer of the National Math and Science Initiative from February 2013 to March 2015. From 2009 to February 2013, independent consultant. Former Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Retired executive of AT&T.

Ms. Tucker’s qualifications to serve on the Board include her experience in governmental affairs as the Under Secretary of Education, her experience in human resources and customer service operations in the telecommunications industry and her experience as a public company director. Her leadership positions in government and education provide perspective on social responsibility and diversity. Ms. Tucker brings to the Board relevant expertise from her various leadership positions in government and education and her business experience in the highly regulated telecommunications industry at AT&T in regulatory affairs, government and public policy matters. As an executive at AT&T, she had experience in consumer and retail businesses and human resources.

Current Public Company Boards
Service Corporation International
Sprint Corporation

Previous Public Company Boards
Xerox Corporation (2011 - 2019)

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2019, the Board held six regular meetings and three telephonic meetings. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all but two directors attended the annual meeting.

Two members of our Corporate Governance Committee, Ms. Lin and Mr. Hoaglin, are members of The National Association of Corporate Directors’ (NACD) Nominating and Governance Chair Advisory Council, a group that seeks to identify ways that board nominating and governance committees can help build investor confidence in publicly traded companies. Ms. Lin is also an NACD Board Leadership Fellow.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2019 by each committee and the directors who currently serve on these committees. Each director attended 91 percent or more of the meetings of the Board and Board committees on which he or she served during 2019, and the average director attendance in 2019 was 97 percent.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Akins			X	X (Chair)
Mr. Anderson	X (Chair)		X	X	X
Mr. Beasley			X			X	X (Chair)
Mr. Crosby			X	X		X (Chair)	X
Mr. Garcia	X	X	X		X (Chair)
Ms. Goodspeed	X		X				X
Mr. Hoaglin	X	X (Chair)	X	X
Ms. Lin	X	X	X
Ms. McCarthy	X		X				X
Mr. Notebaert		X	X		X	X
Mr. Nowell		X	X		X
Mr. Rasmussen		X	X		X	X
Mr. Richard			X (Chair)			X	X
Ms. Tucker		X	X			X
2019 Meetings	7	5	2	0	5	7	4

The functions of the committees are described below. The committee charters provide a more detailed discussion of the purposes, duties and responsibilities of the committees. A copy of each of the committee charters can be found on our website at www.aep.com/investors/governance.

The Committee on Directors and Corporate Governance (the Corporate Governance Committee) is responsible for:

1.	Recommending the size of the Board within the limits imposed by the Bylaws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Overseeing the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Overseeing the annual evaluation of individual directors.

11.	Monitoring AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Corporate Accountability Report which includes information on sustainability, environmental, social and governance matters and material concerning political contributions.

Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Corporate Governance Committee are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with NYSE rules and our Director Independence Standards. In addition, each member is a “non-employee director” as defined in SEC Rule 16b-3 under the Exchange Act.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement, and recommends that it be included in the Company’s Annual Report on Form 10-K.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 46.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor.

Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Audit Committee are independent. The Board has also determined that all members of the Audit Committee, Messrs. Anderson, Garcia and Hoaglin and Mses. Goodspeed, Lin and McCarthy, are “audit committee financial experts” as defined by SEC rules.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning their short and long-term financing plans and programs. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance (Principles), AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for Members of the Board of Directors, Director Independence Standards, and charters for the Audit Committee, the Corporate Governance Committee and the HR Committee. The corporate governance page can be found at www.aep.com/investors/governance. Printed copies of all of these materials also are available without charge upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

We are committed to strong governance practices that protect the long-term interests of our shareholders. Our governance framework includes the following key governance best practices:

Governance Highlights
•	12 out of 13 director nominees are independent	•	Annual shareholder engagement on governance issues, including ESG matters and strategy with Lead Director participation
•	Strong Independent Lead Director with clearly delineated duties	•	Executive sessions of non-management directors at every Board meeting
•	Annual election of all directors	•	Robust stock ownership guidelines for executive officers and non-employee directors
•	Majority voting in the election of directors with director resignation policy (plurality standard to apply in contested elections)	•	Risk oversight by full Board and Committees
•	Annual Board and Committee self-evaluations, including individual Board member evaluations	•	Board and Committees may hire outside advisors independently of management
•	Audit Committee, HR Committee, and Corporate Governance Committee composed entirely of independent directors	•	Limit on the number of public company directorships Board members may hold (4)
•	Diverse Board in terms of gender, ethnicity and specific skills and qualifications	•	Proxy access for shareholders

Directors

Qualifications

The Principles are available on our website at www.aep.com/investors/governance. With respect to director qualifications and attributes, the Principles provide that, in nominating a slate of Directors, it is the Board’s objective, with the assistance of the Corporate Governance Committee, to select individuals with skills and experience to effectively oversee management’s operation of the Company’s business.

In addition, the Principles provide that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders, and that directors must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors (Criteria). The Criteria are available on the Company’s website at www.aep.com/investors/governance.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large energy business.

Diversity

The Criteria also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Corporate Governance Committee considers these criteria each year as it determines the slate of director nominees to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election or appointment to the Board. The Corporate Governance Committee is committed to including in each director search qualified candidates who reflect diverse backgrounds, including diversity of gender and race. The Board believes that its implementation of this policy is effective in maintaining the diversity of the members of the Board.

Understanding the importance of Board composition and refreshment for effective oversight, the Corporate Governance Committee strives to maintain an appropriate balance of tenure, diversity, skills and experience on the Board. Below are highlights of the composition of our Director nominees:

Of Our 13 Nominees
38% are Diverse
2 are Hispanic	4 are Women

Selection of Director Candidates

The Corporate Governance Committee is responsible for recruiting new directors and identifies, evaluates and recommends director candidates to the Board. The Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance Committee through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend director candidates to the Corporate Governance Committee may do so by following the procedures described in Shareholder Proposals and Nominations.

Linking Business Strategy with Key Skills Represented on the Board

AEP’s long-term strategy is to be a fully regulated, premier energy company focused on investment in infrastructure and energy solutions that customers want and need. We are focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. And we continue to grow our renewable generation portfolio as part of our strategy to diversify generation resources to provide clean energy options to customers. We operate and maintain the nation’s largest electricity transmission system and more than 221,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with approximately 31,000 megawatts of diverse generating capacity, including more than 5,200 megawatts of renewable energy.

The Corporate Governance Committee and the Board regularly consider the Company’s strategy and the particular skills, experiences and other qualifications that should be represented on the Board as a whole, to effectively oversee the Company’s strategic direction. As part of the Board’s succession planning, the Board reviews the skills currently represented on the Board but, more importantly, focuses on the skills needed in the future. In that regard, the Board sought a new director with digital/technology, marketing and IT skills, and recruited Ms. McCarthy to join the Board in April 2019. In addition, the Board sought a new director with a finance and accounting background to replace directors who were expected to retire with that expertise and recruited Mr. Garcia to join the Board in September 2019.

We believe that our director nominees, taken together as a group, possess the skills and expertise appropriate for maintaining an effective Board aligned with the Company’s long term strategy. Listed below are summaries of specific qualifications that the Corporate Governance Committee and the Board believe should be represented on the Board.

Senior Executive Leadership and Business Strategy	Regulated Industry Experience

Directors who hold or have held significant senior leadership experience as a CEO or senior executive provide the Company with unique insights. They generally possess extraordinary leadership skills as well as the ability to recognize and develop leadership skills in others. They have a practical understanding of organizations, strategy and risk management, and know how to drive growth.

Our business is heavily regulated. AEP engages in a complex business with significant public policy and public safety implications. A portion of our business deals with nuclear regulations and operations. The development and execution of our strategy depends on directors who have experience with public policy issues, energy markets, technology, renewable energy, and electric transmission and distribution infrastructure.

Industrial Operations Experience	Safety and Talent

AEP invests billions of dollars each year on maintenance and growth investments to improve reliability of its electric transmission and distribution systems, and to enhance customer service. AEP also invests substantial sums in our generation portfolio. Having directors with experience with these complex processes is important because it allows the Board to provide AEP with appropriate decision-making and oversight related to complex capital projects.

With safety as an AEP core value, maintaining the safety of AEP employees and the public is imperative. Therefore, it is helpful to have directors with experience who can assist the Board in its oversight of the Company’s programs and performance related to health and safety. In addition, directors who have significant leadership experience as a CEO or senior executive are better able to recognize and develop leadership skills and talents in others.

Risk Management	Innovation and Technology

Managing risk in a rapidly changing utility industry is critical to our success. Directors with an understanding of the most significant risks facing AEP and experience and leadership to provide effective oversight of management risk processes is critical to our success.

The utility industry is rapidly changing with the development of new technologies and shifting energy policy and environmental regulation in energy markets. Therefore, it is important to have directors who possess experience in these areas.

Finance and Accounting	Cybersecurity and Physical Security

Accurate and transparent financial reporting is critical to our success. Given the capital intensive nature of our business, we also seek directors who have experience overseeing effective capital allocation. We seek to have a number of directors who qualify as audit committee financial experts.

The industry in which AEP conducts its business is subject to physical and cyber threats against the security of assets and systems. AEP recognizes the importance of directors who possess experience in these areas.

Government, Legal and Environmental Affairs	Customer Experience and Marketing

AEP is engaged in a business that is subject to extensive regulation by multiple state and federal regulatory authorities. Experience with and understanding of government regulation is critical to AEP’s efforts to help shape public policy and government regulation that has a direct effect on its business and strategy. The production of energy also has environmental implications and how we address rapidly evolving environmental regulation has important strategic implications. As such, we seek directors with experience in government, legal and environmental affairs to provide insight on effective strategies in these areas.

Understanding the needs of our customers is important in our rapidly changing industry. Marketing expertise is also important as our business becomes more competitive and as we focus on meeting customer expectations and transforming the customer experience. We seek directors who have experience in consumer businesses and are committed to excellence in service.

The Corporate Governance Committee also considers a wide range of additional factors, including each candidate’s projected retirement date to assist in Board succession planning; other positions the candidate holds, including other boards of directors on which he or she serves; and the independence of each candidate.

In our corporate governance outreach calls with our largest shareholders, several asked us to consider reducing the number of public company boards that our directors may serve on to ensure that directors have sufficient time to dedicate to their Board service. In response to this shareholder feedback, we amended our Principles in 2015 to reduce the number of public boards our directors can serve on from six to four.

Typically, the Corporate Governance Committee identifies candidates through the use of an outside search firm, which is how Mr. Garcia was identified. The Corporate Governance Committee provides the outside search firm with the characteristics, skills and experiences that may complement those of the existing members. The outside search firm then provides recommendations for candidates with such attributes and skills. The Corporate Governance Committee meets in executive session to discuss potential candidates and determines which candidates to interview.

The Corporate Governance Committee believes it is important to have a mix of experienced directors with a deep understanding of the Company and others who bring a fresh perspective. The Corporate Governance Committee has recruited new directors to the Board through the rigorous process described above. In the Board's view, the best method to ensure healthy board evolution is through thoughtful consideration of the nomination of directors prior to each election or appointment based on a variety of factors, including director performance, skills and expertise, the Company’s needs and board diversity.

Director Independence

In accordance with the NYSE standards, a majority of the members of the Board of Directors must qualify as independent directors. Under the NYSE standards, no member of the Board is independent unless the Board affirmatively determines that such member does not have a direct or indirect material relationship with the Company. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our website at www.aep.com/investors/governance.

Each year, our directors complete a questionnaire that elicits information to assist the Corporate Governance Committee in assessing whether the director meets the NYSE’s independence standards and the Director Independence Standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Corporate Governance Committee. Utilizing this information, the Corporate Governance Committee evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries and also confirms that none of these relationships is advisory in nature. The Corporate Governance Committee determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Corporate Governance Committee also reviews any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the categorical standards the Board has adopted or under the NYSE’s independence standards, might impede a director’s independence.

We are an energy company that provides electric service in eleven different states. Any organization that does business in our service territory is served by one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. Most of those organizations purchase electric service from us. However, these organizations purchase electric service from us at tariff rates or at rates obtained through a competitive bid process. Therefore, the Corporate Governance Committee determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. The Corporate Governance Committee reviews charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Corporate Governance Committee also reviews contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which we operate by contributing funds to organizations in those communities. The Corporate Governance Committee determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflicts with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions:

•
Mr. Rasmussen was an executive officer of Nationwide Insurance and retired in September 2019. Nationwide purchases electricity from our subsidiaries (substantially less than one percent of either company’s gross revenues). In addition, the Company paid an insignificant amount to Nationwide for standard insurance premiums, rent for office space and interest payments on ordinary course debt issued by the Company and its subsidiaries, which was sold through underwriters or brokers (which totaled substantially less than one percent of either company’s gross revenues). The transactions between Nationwide and the Company were in the ordinary course and entered into on an arm’s length basis, and payments were for services that were transactional in nature and did not involve any consulting or advisory work. Therefore, the Board determined that these transactions did not impair the independence of Mr. Rasmussen.

•
Ms. McCarthy was an Executive Vice President at CVS Health Corporation (CVS) and retired in June 2019. She supported the technology organization through a period of transition following the completion of CVS’ acquisition of Aetna, Inc. Ms. McCarthy was not an executive officer of CVS and her transition services agreement with CVS terminated in June 2019. CVS purchases electricity from our subsidiaries (substantially less than one percent of either company’s gross revenues). The transactions between CVS and the Company were in the ordinary course and entered into on an arm’s length basis. Therefore, the Board determined that these transactions did not impair the independence of Ms. McCarthy.

As a result of this review, the Board has determined that, other than Mr. Akins, each of the directors standing for election, including Messrs. Anderson, Beasley, Crosby, Garcia, Hoaglin, Notebaert, Rasmussen and Richard and Mses. Goodspeed, Lin, McCarthy and Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent under the NYSE rules and the Company’s Director Independence Standards.

Shareholder Nominees for Directors

The Corporate Governance Committee will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.aep.com/investors/governance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

We believe the Company and its shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Principles, the Board has the authority to combine or separate the positions of Chairman and CEO, as well as to determine whether, if the positions are separated, the Chairman should be an employee, non-employee or an independent director.

At this time, the Board believes that the functioning of the Board is currently best served by maintaining a structure of having one individual serve as both Chairman and CEO. The Board believes that having a single person acting in those capacities promotes unified leadership and direction for both the Board and management and also provides a single, clear focus to execute the Company’s strategy especially during this time of significant change in the utility business. However, in certain circumstances, such as the transition from one chief executive officer to another, the Board believes it may be appropriate for the role of Chairman and CEO to be split.

Under the Principles, in circumstances where the Chairman of the Board is not independent or where the positions of Chairman and Chief Executive Officer are filled by the same person, the Board considers it useful and appropriate to designate a Lead Director. The Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board currently includes 13 independent directors among its 14 members. The Board holds executive sessions at which only independent directors are present at every board meeting, and, each year, the independent directors select a Lead Director responsible for facilitating and chairing the independent directors sessions.

Lead Director

Mr. Hoaglin has been the Lead Director of the Board since April 2012. The purpose of the Lead Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Lead Director is selected by the independent directors. As the Lead Director, Mr. Hoaglin:

•	Works closely with the Chairman in developing the agenda for Board meetings and the information sent to the Board	•	Participates in the Company’s annual shareholder outreach calls
•	Consults with and advises the Chairman on matters arising between Board meetings	•	Sets the agenda for and chairs the executive sessions at every Board meeting
•	Advises the Chairman on Board Committee and Committee Chair assignments	•	Serves as a liaison between the Chairman and the independent directors
•	Leads the Board’s annual self-assessment	•	Has the authority to call special meetings of the Board
•	Reviews the results of the annual evaluation of individual directors with each director	•	Has the authority to retain outside legal counsel or other advisors as needed by the Board
•	Co-leads, with the Chair of the HR Committee, the annual performance assessment of the Chief Executive Officer

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, cyber security risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks.

The Board is responsible for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks. Our Chief Risk Officer attends Audit Committee meetings and reviews and discusses Company risks. Management has prepared and categorized a list of the Company’s major types of risks. The Audit Committee reviewed that list and proposed an assignment of risks either to the full Board or to specific committees.

Cyber security and the effectiveness of AEP’s cyber security processes are reviewed annually with the Board of Directors and at several meetings of the Audit Committee of the Board of Directors throughout the year.

The Audit Committee is responsible for overseeing financial reporting risks, and oversees the Company’s maintenance of financial and disclosure controls and procedures and specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures. The Audit Committee also discusses AEP’s policies for risk assessment and risk management. Our Chief Financial Officer, Chief Risk Officer, Chief Accounting Officer and General Counsel attend the Audit Committee meetings.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. The Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Financial Officer and General Counsel attend the Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning, executive leadership development and other human capital related risks. Our Chief Administrative Officer attends the HR Committee meetings.

The Corporate Governance Committee focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. The Corporate Governance Committee also oversees environmental performance and compliance risks. Our Chief Financial Officer and our General Counsel attend the meetings of the Corporate Governance Committee.

Our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant.

Compensation Risk

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risks and to ensure that its executive compensation programs do not encourage excessive risk taking. The Company’s incentive compensation has the following characteristics:

•
Incentive award opportunities for employees as a group are capped at 200 percent of target, while awards for individual employees are capped at 250 percent of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk;

•
The large majority of incentive compensation is provided to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important due to the large amount of long-term capital investments required in our business;

•
Annual incentive compensation funding for nearly all employees, including all executive officers, is based substantially on AEP’s operating earnings per share, which helps ensure that incentive awards are commensurate with the Company’s earnings;

•	Performance metrics for annual incentive compensation include safety measures which helps ensure that no employees are encouraged to achieve earnings objectives at the expense of workforce safety;

•
Performance metrics for long-term incentive compensation are comprised of cumulative operating earnings per share (50% weight) and total shareholder return (TSR) relative to the Company's utility peer group (50% weight for 2019 and 40% for 2020). These are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance;

•
Incentive compensation performance scores are subject to an internal audit. Incentive award payouts to senior AEP management are subject to review and approval of the HR Committee, or, in the case of the CEO, the independent members of the Board. The Board and the HR Committee have the discretionary authority to reduce or eliminate any incentive payouts;

•	Annual and long-term incentive payments and deferrals are subject to the Company’s recoupment of incentive compensation (clawback) policy;

•
AEP grants 75 percent of its long-term incentive awards in the form of performance shares with a 3 year performance and vesting period, and the remaining 25 percent in the form of restricted stock units that vest over a forty-month period. These long-term incentive awards align the interests of employees with the long-term interests of shareholders and serve as a retention tool; and

•	AEP maintains stock ownership requirements for 57 officers (as of January 1, 2020).

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers. As a result of this review and the processes described above, the HR Committee concluded that the Company’s compensation program appropriately balance risks and rewards in a way that does not encourage excessive or imprudent risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.

CEO and Senior Management Succession Planning

Our Board oversees management succession planning and talent development. The HR Committee regularly reviews and discusses with management the CEO succession plan and the succession plans for key positions at the senior officer level across the Company. The HR Committee reviews potential internal senior management candidates with our CEO, including the qualifications, experience, and development priorities for these individuals. The full Board spends the bulk of one of its meetings each year discussing succession plans. The Board also evaluates succession plans in the context of our overall business strategy. Potential leaders are visible to Board members through formal presentations and informal events to allow directors to assess candidates personally.

Our Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected emergencies and minimize potential disruption or loss of continuity to our Company’s business and operations.

Human Capital Management and Corporate Culture

Attracting, developing and retaining the best people is crucial to AEP’s long-term success and is central to our long-term strategy. We are investing in our employees to ensure we remain an employer of choice and to continue to build an inclusive culture that inspires leadership, encourages innovative thinking and welcomes everyone. The Company has been recognized for its efforts in this area. Recently,

•	AEP was named to Fortune magazine’s World’s Most Admired Companies list in the electric and gas utilities sector.

•
AEP was included in the 2020 Bloomberg Gender-Equality Index (GEI), which recognizes companies that are committed to supporting gender equality through policy development, representation, and transparency.

•	AEP was recognized in the Corporate Equality Index as a Best Place to Work for LGBTQ Equality.

•	AEP was recognized by Victoria Media as a Top 100 Military Friendly Employer.

•	AEP was named to Forbes magazine's America's Best Employers for Diversity 2019 list.

•	AEP was named a Best Place to Work for Disability Inclusion.

Culture

At AEP, we believe in doing the right thing every time for our customers, each other and our future. The Board has oversight responsibility for AEP’s culture and assuring that it supports the long-term best interests of the Company. AEP leaders at all levels are responsible for fostering an environment that supports a positive culture and for acting in a manner that positively models it.

Mr. Akins is a key leader in the Company’s cultural transformation through his continual encouragement of employees to work together collaboratively to safely do their best work. We continually strive for excellence in every part of our operations. We believe in a culture dedicated to diversity and inclusion, which values and promotes equal opportunity. We always aim to meet our customers’ expectations, and we are committed to conducting our operations in accordance with the highest ethical standards.

Employees are given an opportunity to share their perspectives by participating in the Employee Culture Survey to measure the progress we are making in improving our culture. The Board and the HR Committee review the results of the annual survey, and the survey results are measured as part of our annual incentive compensation plan.

Company executives have candid meetings with employees to discuss the Company’s challenges, opportunities, what is going well and what can be even better. The Board participates in these same efforts through informal meetings with senior and mid-level officers. The Board discusses Company culture with Mr. Akins in executive session, and directors interact with employees to get an independent read on the pulse of the organization. Culture, integrity and ethics, in particular, are part of the CEO’s annual performance evaluation. The reputational and other risks associated with culture are also discussed and addressed through the risk oversight process described above.

In 2019, the independent directors had meetings with employees without the presence of management to discuss the Company’s culture. In addition, in 2019, the Board received a presentation from the Company’s Chief Diversity & Inclusion Officer and the Company's Chief Compliance Officer.

Diversity and Inclusion

AEP is committed to cultivating a diverse and inclusive environment that supports the development and advancement of all. We foster an inclusive workplace that encourages diversity of thought, culture and background, and actively work to eliminate unconscious biases. We believe our workforce should reflect the diversity of our customers and communities we serve to better understand how to tailor our services to meet their demands and expectations.

Board’s Oversight of Strategy and Sustainability

One of the key responsibilities of AEP's Board of Directors is overseeing the Company’s strategy to create long-term value for AEP’s shareholders. Environmental policies have a significant impact on the Company’s strategy. As a result, the Board regularly engages with senior management in the oversight of environmental issues, including climate change, energy efficiency, renewable energy and technology changes in the industry. As AEP continues to transition its business, the Board works with the senior management team to adjust plans as needed to respond to rapid changes in the industry, including technology and public policy. Management identifies and incorporates significant environmental, social and governance (ESG) issues, including climate change impacts, into the business strategy. We believe that our performance on ESG matters is linked to our ability to create long-term value for our shareholders.

As part of its oversight role, the Board monitors climate risks and reviews opportunities that may be realized with climate change. The Board also receives an environmental report from management at every regularly scheduled Board meeting. In addition, the Board holds extended meetings twice a year, to provide extra time for a more robust review of the Company’s strategy. Discussions about carbon and carbon risk occur during Board meetings and those strategic planning sessions. In 2019, the Board heard from two outside speakers that discussed climate change. The Board is also responsible for reviewing and approving the Company’s allocation of capital.

The Board has delegated responsibility for overseeing the Company’s annual Corporate Accountability Report (CAR) to its Corporate Governance Committee. This committee reviews and approves the annual CAR, which in 2019 included sustainability goals. The Corporate Governance Committee also receives updates twice a year from management on its sustainability initiatives. During those meetings, management reports on its engagement with stakeholders on a range of issues, including climate change.

Under the Board’s oversight, in 2018, AEP issued a report that announced new intermediate and long-term CO2 emission reduction goals, based on the output of the Company’s integrated resource plans, which take into account economics, customer demand, grid reliability and resiliency, regulations and the Company’s current business strategy. In September 2019, AEP revised its intermediate and long-term CO2 emission reduction goals, based on the output of the company's integrated resource plans. The intermediate goal is a 70% reduction from 2000 CO2 emission levels from AEP generating facilities by 2030; the long-term goal is to surpass an 80% reduction of CO2 emissions from AEP generating facilities from 2000 levels by 2050. AEP's aspirational emissions goal is zero CO2 emissions by 2050. Technological advances, including energy storage, will determine how quickly AEP can achieve zero emissions while continuing to provide reliable, affordable power for customers.

Annual Board, Committee and Individual Director Evaluations

Each year, the Corporate Governance Committee engages an independent third party, experienced in corporate governance matters, to interview each Director to obtain his or her assessment of the effectiveness of the Board and committees. In addition, the third party seeks input from each Director as to the performance of the other Board members’ performance. The Chairman of the Corporate Governance Committee instructs the third party on the particular criteria to be covered in the assessment, such as conduct of the meetings and committees, leadership and process. Each Director is asked to identify any opportunities the Board can focus on to enhance its effectiveness. The third party organizes the Director feedback and reviews it with the Chair of the Corporate Governance Committee. The Corporate Governance Committee Chair holds private conversations with each Director to give honest feedback provided from other Directors, which is meant to help Directors improve their own individual performance. The Corporate Governance Committee Chair also reviews, with the Corporate Governance Committee and the full Board, the assessment of the Board’s performance and leads a discussion to determine which areas the Board would like to focus on during the coming year to enhance its effectiveness. Finally, the Corporate Governance Committee Chair engages the Board in a mid-year discussion to gauge the Board’s satisfaction with the progress made in addressing any focus areas that were identified by the Board in its annual evaluation.

Annual Shareholder Outreach

Our Board and management are committed to engaging with our shareholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. The Corporate Governance Committee is responsible for overseeing the shareholder engagement process and the periodic review and assessment of shareholder input. Our Lead Director plays a central role in our Board’s shareholder engagement efforts. Our management team contacted institutions holding approximately 50% of our Common Stock and offered to engage with these investors. During 2019, our Lead Director and members of management had discussions with a diverse mix of our shareholders on a variety of environmental, social and corporate governance issues, including Board refreshment, the Board’s role in its oversight of culture and climate change, Company strategy, executive compensation, the responsibilities of the Lead Director and the Board’s annual evaluation process. These shareholder views were shared with our Corporate Governance and HR Committees. These engagements help our Board and management understand and address the issues that are important to our shareholders.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our independent directors as a group or our Lead Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Independent Directors, Columbus, Ohio 43216. The Company’s Corporate Secretary reviews such inquiries or communications, and communications other than advertising or promotions of a product or service are forwarded to our Board, our independent directors as a group or our Lead Director, as appropriate.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Corporate Governance Committee. A copy of the Policy is available on our website at www.aep.com/investors/governance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning in excess of five percent of the total equity of the Company and any immediate family member of any such person.

The Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve a Transaction with a Related Person and approves only those transactions that it believes are in the best interests of the Company and its shareholders.

In determining whether to approve a Transaction with a Related Person, the Corporate Governance Committee considers various factors, including, among other things: the nature of the Related Person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any executive officer. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Since January 1, 2019, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which AEP was or is expected to be a participant and in which any Related Person had a direct or indirect material interest.

Director Compensation

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental death insurance coverage. The table below shows the elements and the annual compensation that we paid to our non-employee directors for 2019.

Compensation Element	Amount
Annual Retainer (1)	$120,500
Annual Stock Unit Awards (2)	$157,500
Committee Chair Annual Retainers (1):
Audit Committee	$25,000
HR Committee	$20,000
Corporate Governance Committee	$15,000
Finance Committee	$15,000
Nuclear Oversight Committee	$17,500
Policy Committee	$5,000
Lead Director Annual Retainer (1)	$30,000

(1)	Retainer amounts are paid in cash in quarterly installments.

(2)
In 2019, pursuant to the Stock Unit Accumulation Plan for Non-Employee Directors, each non-employee director was awarded $157,500 in AEP stock units. These AEP stock units are credited to directors quarterly, in an amount calculated by dividing the dollar value of the award amount by the closing price of AEP common stock on the grant date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are paid to each non-employee director in cash after termination of service unless the director has elected to further defer payments.

The Corporate Governance Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), evaluates on an annual basis the competitiveness of the Company’s non-employee director compensation program and the form and amount of each element of that program (annual retainers, equity compensation, committee chair compensation, and Lead Director compensation) in comparison to the companies in the peer group used for executive compensation and to a group of other industrial companies that are comparable in size to AEP. The Board reviews the recommendations of the Corporate Governance Committee and determines the form and amount of Director compensation.

At its meeting held in September 2019, the Corporate Governance Committee reviewed and discussed an analysis of non-employee director compensation prepared by Meridian. Meridian’s report reviewed the design and competitiveness of our non-employee director compensation program. In September 2019, upon the recommendation of the Corporate Governance Committee and taking into account comparative data from Meridian, the Board made the following changes to director compensation, effective January 1, 2020:

•The amount of the annual cash retainer increased from $120,500 to $125,000.

•The amount of the annual stock unit award increased from $157,500 to $163,000.

•The annual retainer paid to the HR Committee Chair increased from $20,000 to $25,000.

•The annual retainer paid to the Lead Director increased from $30,000 to $35,000.

We use a combination of cash and AEP stock units to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to our Company. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair.

Expenses.    Directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs. Spouses may occasionally join directors on Company aircraft when a director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the directors and their spouses for attendance at such meetings. Our Directors do not receive any tax gross-ups.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100 percent of their annual cash payments into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group travel accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective January 1, 2020 to January 1, 2023, has a premium of $24,994.

Stock Ownership.    Non-employee directors are required by our Principles to own AEP common stock or AEP stock units worth five times their annual equity award. This is met within the first five years of a non-employee director’s term by requiring the director to hold the AEP stock units awarded under the Stock Unit Accumulation Plan until termination of service.

After five years of service on the Board, non-employee directors receive contributions to an AEP stock fund under the Stock Unit Accumulation Plan. During open trading windows they may subsequently transfer those amounts into other investment fund options, similar to those in the Retainer Deferral Plan.

Matching Gifts Program.    Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match between $250 and $1,000 per higher education institution each year in charitable contributions from a director.

2019 Director Compensation Table

The following table presents the compensation provided by the Company in 2019 to our non-employee directors.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)(3)	Total ($)
David. J. Anderson	135,500	157,500	872	293,872
J. Barnie Beasley, Jr.	138,000	157,500	1,872	297,372
Ralph D. Crosby, Jr.	140,500	157,500	872	298,872
Art A. Garcia	40,167	52,500	872	93,539
Linda A. Goodspeed	120,500	157,500	872	278,872
Thomas E. Hoaglin	165,500	157,500	872	323,872
Sandra Beach Lin	120,500	157,500	872	278,872
Margaret M. McCarthy	90,375	118,125	872	209,372
Richard C. Notebaert	120,500	157,500	872	278,872
Lionel L. Nowell III	145,500	157,500	872	303,872
Stephen S. Rasmussen	120,500	157,500	872	278,872
Oliver G. Richard III	125,500	157,500	2,872	285,872
Sara M. Tucker	120,500	157,500	872	278,872

(1)
The dollar amounts reported represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of AEP stock units granted under the Stock Unit Accumulation Plan for Non-Employee Directors, without taking into account estimated forfeitures. AEP stock units are credited to directors quarterly.

(2)
Each non-employee director who served the full year received 1,754.42 AEP stock units in 2019. Due to their service for less than a full year, Ms. McCarthy received 1,284.27 units and Mr. Garcia received 556.71 units in 2019. Directors had the following aggregate number of AEP stock units, including dividend equivalents, at 2019 year-end, all of which are fully vested: Mr. Anderson 27,118, Mr. Beasley 15,301, Mr. Crosby 51,816, Mr. Garcia 558, Ms. Goodspeed 52,773, Mr. Hoaglin 44,696, Ms. Lin 21,431, Ms. McCarthy 1,294, Mr. Notebaert 27,118, Mr. Nowell 48,092, Mr. Rasmussen 20,778, Mr. Richard 19,414 and Ms. Tucker 39,662.

(3)
The amounts reported in All Other Compensation consists of the (a) Company-paid premium of $872 for accidental death insurance policy and (b) matching gift contributions of $1,000 for Mr. Beasley and $2,000 for Mr. Richard.

Insurance

AEP and the AEP System Companies and their directors and officers are insured, subject to certain exclusions and retentions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective May 1, 2019 to May 1, 2020, is provided by: Associated Electric & Gas Insurance Services Limited (AEGIS), Energy Insurance Mutual Limited (EIM), Zurich American Insurance Company, U.S. Specialty Insurance Company (Tokio Marine HCC), XL Specialty Insurance Company, Arch Insurance Company, Travelers Casualty and Surety Company of America, Westchester Fire Insurance Company (Chubb), Berkley Insurance Company, RSUI Indemnity Company, Markel American Insurance Company, Freedom Specialty Insurance Company (Nationwide), Arch Reinsurance Ltd., Illinois National Insurance Company (AIG), Allianz Global Risks US Insurance Company, Illinois National Insurance Company (AIG), U.S. Specialty Insurance Company (Tokio Marine HCC), Travelers Casualty and Surety Company of America, Endurance American Insurance Company (Sompo International), and XL Specialty Insurance Company. The total cost of this insurance is $2,208,182.
 Fiduciary liability insurance provides coverage, subject to certain exclusions and retentions, for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective May 1, 2019 to May 1, 2020, is provided by Associated Electric & Gas Insurance Services Limited (AEGIS), U.S. Specialty Insurance Company (Tokio Marine HCC), Energy Insurance Mutual Limited (EIM), and Freedom Specialty Insurance Company (Nationwide). The total cost of this insurance is $356,397.

Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, fee negotiations and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for 2020. PwC has served as our independent registered public accounting firm starting with the audit for the year ended December 31, 2017. The Audit Committee reviews and assesses annually the qualifications and performance of the independent registered public accounting firm and considers, as appropriate, the rotation of the independent registered public accounting firm. Additionally, the Audit Committee is involved in the selection and mandated rotation of the lead engagement partner from PwC. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify, in a non-binding vote, the appointment of PwC as our independent registered public accounting firm for 2020.

Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of the Company’s financial controls and reporting and will seriously consider shareholder input on this issue. Whether or not the appointment of PwC is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.
Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Your Board of Directors recommends a vote FOR this Item 2.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Audit & Non-Audit Fees	2019	2018
Audit Fees (1)	$11,544,000	$11,062,885
Audit-Related Fees (2)	868,500	226,000
Tax Fees (3)	265,000	329,128
All Other Fees (4)	—	195,000
TOTAL	$12,677,500	$11,813,013

(1)
Audit fees in 2018 and 2019 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.

(2)	Audit-related fees consisted principally of regulatory, statutory and employee benefit plan audits.

(3)
Tax fees consisted principally of advisory services. Tax services are rendered based upon facts already in existence, transactions that have already occurred, as well as tax consequences of proposed transactions.

(4)	These are fees for permissible work performed by PricewaterhouseCoopers LLP that do not meet the above categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee Chairman may also pre-approve particular services on a case-by-case basis. In 2019, all PricewaterhouseCoopers LLP services were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met seven times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent registered public accounting firm. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2019. The Audit Committee has reviewed and discussed the audited consolidated financial statements and internal control over financial reporting with management, the internal auditor and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, during 2019 the Audit Committee held discussions on emerging accounting, compliance or other matters, including, but not limited to:

•	Reviewed and discussed AEP’s quarterly earnings releases, financial statements and quarterly filings with the SEC.

•	Reviewed and discussed the audit scopes and plans for both the internal auditor and the independent auditor.

•	Discussed enterprise risk management and management’s plans to mitigate identified risks.

•	Reviewed and discussed instances of compliance concerns and/or fraud events as it relates to the financial statements and management.

•	Reviewed legal and regulatory matters that may have a material impact on the consolidated financial statements with the Company’s General Counsel.

•	Reviewed cyber and physical security strategy and mitigation of identified risks with the Company’s Chief Security Officer.

•	Reviewed and discussed the Critical Audit Matters included in the opinion of the independent auditor.

In addition, the Audit Committee had discussions with and received written communications from the independent registered public accounting firm regarding its independence as required by the PCAOB. The Audit Committee has also received written communication regarding the results of the independent registered public accounting firm’s internal quality control reviews and procedures and other matters, as required by the New York Stock Exchange listing standards.

In reliance on the reviews, communications and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee Members
David J. Anderson, Chair
Art A. Garcia
Linda A. Goodspeed
Thomas E. Hoaglin
Sandra Beach Lin
Margaret M. McCarthy

Item 3. Advisory Vote on Executive Compensation

This non-binding advisory vote, commonly known as a "say-on-pay" proposal, provides an opportunity for shareholders to vote on the resolution below regarding the compensation paid to our named executive officers as disclosed in this proxy statement.

As described under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals.

The HR Committee continually reviews the compensation for our named executive officers to ensure it aligns with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•	Emphasizing long-term incentive compensation to promote the longer-term interests of the Company and encourage management to make decisions that are aligned with shareholders’ interests;

•	In 2019, tying the value of a substantial portion (75 percent) of this long-term compensation to two robust measures of shareholder value:

•	3 year total shareholder return compared to the Company’s executive compensation peer group and

•	3 year cumulative operating earnings per share compared to a Board-approved target;

•
Maintaining a “no fault” clawback policy that allows the Board to recoup excess incentive compensation paid to our named executive officers if the results on which such compensation was based are materially restated or corrected.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

While the Board will carefully consider the results of this vote, the say-on-pay vote is advisory only, and therefore will not be binding on the Company or our Board of Directors.

Your Board of Directors recommends a vote FOR this Item 3.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm and the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

This section explains AEP’s compensation philosophy, summarizes its compensation programs and reviews compensation decisions for the following named executive officers:

Name	Title
Mr. Akins	Chairman, Chief Executive Officer and President
Mr. Tierney	Executive Vice President and Chief Financial Officer
Mr. Feinberg	Executive Vice President, General Counsel and Secretary
Ms. Barton	Executive Vice President - Utilities
Ms. Hillebrand	Executive Vice President and Chief Administrative Officer

Executive Summary

2019 Business Performance Highlights

In 2019 we continued on our path to reposition the Company as the next premier regulated energy company. We continued our capital investment in core utility operations to support operating earnings growth of 5 to 7 percent. Those investments will provide enhanced reliability for our customers along with stable, positive returns for our shareholders.

Our 2019 non-GAAP operating earnings were $4.24 per share, which was above the top end of our original operating earnings guidance for the year of $4.00 to $4.20 per share. Throughout this CD&A, we refer to operating earnings, which is a non-GAAP financial measure. For 2019, GAAP earnings per share were $3.89, which is $0.35 per share lower than operating earnings, which is used as a metric when awarding executive compensation. The difference between 2019 GAAP earnings and operating earnings was largely due to expensing of previously retired coal generation assets, the Texas rate base case, the Conesville Plant impairment, severance charges primarily related to announced plant closures and transaction fees for the Sempra wind assets acquisition. Exhibit A to this proxy statement contains a full reconciliation of GAAP earnings per share to non-GAAP operating earnings per share for 2019.

In 2019, our Transmission Holding Company business continued to grow and contributed $1.05 per share to operating earnings, an increase of 30 cents from 2018. Investments in our Transmission Holding Company business continue to support our earnings growth. Net plant assets for that business grew by $1.5 billion in 2019, an increase of 18 percent. We benefited from our investments in contracted renewable generation, including our acquisition of Sempra Renewables' wind projects. We also completed successful regulatory proceedings in several states, and we continued our efforts to reduce expenses.

In October 2019, the Company increased its quarterly dividend by 4.5 percent, the tenth consecutive yearly increase. As shown in the chart below, AEP’s shareholders received a 30.5 percent total shareholder return in 2019, which was above the total shareholder return for the S&P 500 Electric Utilities Index of 27.5 percent and just below the total shareholder return for the S&P 500 Index of 31.5 percent. AEP’s shareholders received a 66.4 percent cumulative total shareholder return for the 3 year period ended December 31, 2019 and an 85.6 cumulative percent total shareholder return for the 5 year period ended December 31, 2019, outperforming the S&P 500 Electric Utilities Index and the S&P 500 over the last 3 and 5 years.

2019 Goals for Incentive Compensation Plans

With respect to our 2019 annual incentive compensation, the HR Committee:

•	Set the operating earnings per share target at $4.10, which was the midpoint of the Company’s annual operating earnings guidance of $4.00-$4.20 per share at the time the HR Committee set the goal.

•	Set the operating earnings per share needed for a maximum payout at $4.25 per share, which was $0.05 above the top of the Company's original operating earnings guidance range.

With respect to the 2019-2021 performance share awards under the Company's long-term incentive plan, the HR Committee:

•
Set the target for the 3 year cumulative operating earnings per share based on the same $4.10 target used for the annual incentive plan for 2019, with a six percent growth rate in operating earnings from 2019 for both 2020 and 2021.

2019 Earned Annual Incentive Plan Awards

With respect to earned awards under the annual incentive plan, the HR Committee certified the following results and pay outcomes:

•	2019 operating earnings per share of $4.24, which was above the top end of our original operating earnings guidance for the year, produced a score of 195.5 percent of target.

•	Including consideration of safety and compliance objectives and strategic initiatives, produced an overall score of 172.3 percent of target.

2017-2019 Earned Long-Term Performance Awards

With respect to the long-term incentive performance share award, the HR Committee certified the following results and pay outcomes:

•
Cumulative total shareholder return (TSR) of 62.67%, which placed the Company at the 67th percentile relative to the companies in AEP's Compensation Peer Group and resulted in a score of 155.3 percent of target.

•	Cumulative operating earnings per share was above the target set for this performance period and produced a score of 110.0 percent of target.

•	These combined equally weighted scores resulted in a payout of 132.7 percent of target for this performance period.

Compensation Governance Best Practices

Underlying our executive compensation program is an emphasis on good corporate governance practices.

What We Have		What We Don't Have
✓	Significant stock ownership requirements for executive officers, including a stock ownership requirement for the CEO of six times base salary	✗	No reimbursement or tax gross-up for excise taxes triggered under change in control agreements

✓	A substantial portion of the compensation for executive officers is tied to annual and long-term performance	✗	No excessive benefits or perquisites for executives

✓	A recoupment policy that allows the Company to claw back incentive compensation whether or not the executive’s actions involve misconduct	✗	No income tax gross-ups for executives, other than for relocations

✓	An insider trading policy that prohibits our executives and directors from hedging their AEP stock holdings and from pledging AEP stock

✓
If there is a change in control, long-term incentive awards have double trigger vesting that results in accelerated vesting of these awards only if the change in control is followed by an involuntary or constructive separation from service

Results of 2019 Advisory Vote to Approve Executive Compensation

At the Company’s annual meeting of shareholders held in April 2019, approximately 96 percent of the votes cast on the Company’s say-on-pay proposal voted in favor of the proposal. After consideration of this vote, the HR Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation. The HR Committee will continue to consider the outcome of the Company’s say-on-pay vote and other sources of stakeholder feedback when establishing compensation programs and making compensation decisions for the named executive officers.

Overview

Principles

The HR Committee oversees and determines AEP’s executive compensation (other than that of the CEO). In the case of the CEO, the HR Committee makes recommendations to the independent members of the board of directors about the compensation of the CEO, and the independent board members approve the CEO’s compensation.

AEP’s executive compensation program is designed to:

•	Attract, retain, motivate and reward an outstanding leadership team with market competitive compensation and benefits to achieve both excellent team and individual performance;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Provide a substantial portion of executive officers’ total compensation opportunity in the form of short-term and long-term performance-based incentive compensation;

•	Align the interests of the Company’s named executive officers with those of AEP’s shareholders by:

•	Providing a majority of the compensation opportunity for the named executive officers in the form of stock-based compensation with a value that is linked to the total return on AEP’s common stock; and

•	Maintaining significant stock ownership requirements for executives;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to operating earnings per share and the achievement of specific strategic and safety objectives; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

The HR Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), participates in HR Committee meetings, assists the HR Committee in developing the compensation program and regularly meets with the HR Committee in executive session without management present.

Opportunity vs. Performance

AEP’s executive compensation program generally targets each named executive officer’s total direct compensation opportunity (base salary, target annual incentive and grant date value of long-term incentives) at the median of AEP’s Compensation Peer Group, which consists of 18 companies that operate in our industry. The ultimate value realized from the annual and long-term incentives are dependent on the Company’s annual and long-term performance.

Compensation and Benefits Design

The compensation for our named executive officers includes base salary, annual incentive compensation, long-term incentive compensation and a comprehensive benefits program. The Company aims to provide a balance of annual and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group.

For annual incentive compensation, the HR Committee balances meeting AEP’s operating earnings per share target with strategic and safety objectives. For 2019 annual incentive compensation, operating earnings per share had a 70 percent weight of the overall award opportunity, and the remaining 30 percent weight was tied to strategic and safety goals.

The long-term incentive compensation awarded in 2019 consisted of: 75 percent performance shares with a 3 year performance and vesting period and 25 percent time-vesting restricted stock units (RSUs). The performance shares are tied to:

(1)AEP’s total shareholder return relative to the companies in AEP’s Compensation Peer Group; and

(2)AEP’s 3 year cumulative operating earnings per share relative to a Board-approved target.

The performance shares are subject to a 3 year vesting period from their January 1, 2019 effective date. The RSUs vest over 40 months from their January 1, 2019 effective date.

As illustrated in the charts below, in 2019, performance-based compensation (target annual incentive compensation and grant date value of performance shares) comprised 71 percent of the target total direct compensation for the CEO and 61 percent of the average target total direct compensation for the other named executive officers (excluding retention awards). An additional 17 percent of the CEO’s target total direct compensation and an additional 13 percent on average of target total direct compensation for the other named executive officers was provided in the form of time-vesting RSUs (grant date value) which are tied to AEP’s stock price.

2019 Compensation Peer Group

The HR Committee, supported by Meridian, annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets where we compete to attract and retain executives. In September 2018, the following 18 companies were chosen from electric utility companies that were comparable in size in terms of revenues and market capitalization. AEP’s Compensation Peer Group for 2019, which was unchanged from 2018, consisted of the 18 electric utility companies shown below.

AES Corporation	Eversource Energy
Centerpoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison Inc.	NextEra Energy, Inc.
Dominion Energy, Inc.	PG&E Corporation
DTE Energy Company	PPL Corporation
Duke Energy Corporation	Public Service Enterprise Group Inc.
Edison International	Sempra Energy
Entergy Corporation	Southern Company
Exelon Corporation	Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected, AEP’s revenue and market capitalization were near the 75th percentile of the Compensation Peer Group. To partially reflect this variance in company revenues, market values are based on size-adjusted 50th percentile using regression analysis (a common statistical convention) to calibrate the market value of the various pay elements comprising target total direct compensation.

Compensation Peer Group	Revenue(1) ($ million)	Market Cap(1) ($ million)
25th Percentile	$10,752	$19,363
50th Percentile	12,220	23,067
75th Percentile	16,020	38,628
AEP	$15,540	$35,067
Percentile Rank	74th	73rd

(1)	The HR Committee selected the 2019 Compensation Peer Group in September 2018 based on each company’s fiscal year-end 2017 revenue and market capitalization as of July 31, 2018.

Annual Market Analysis

Meridian annually provides the HR Committee with an executive compensation study covering each named executive officer position based on compensation survey information for the Compensation Peer Group. The Meridian study benchmarks each of our named executive officer’s total direct compensation, and each component of this compensation, against the median components of target compensation provided by the Compensation Peer Group to officers serving in similar capacities if sufficient data is available. For the General Counsel position, the HR Committee similarly considered a size-adjusted market benchmark based on AEP’s revenue using regression analysis. Adequate peer group information was not available to provide compensation benchmarks for either the EVP-Utilities or the EVP and Chief Administrative Officer positions so broader samples were used to provide benchmarks. For the EVP-Utilities position, the HR Committee used the median for similar positions of all companies in the Willis Towers Watson 2018 CDB Energy Services Executive Compensation Survey - U.S. For the EVP and Chief Administrative Officer position, the HR Committee used similar positions in the Equilar Top 25 Survey and size adjusted this information.

Executive Compensation Program Detail

Summary of Executive Compensation Components.    The following table summarizes the major components of the Company’s executive compensation program.

Component	Purpose
Base Salary	•	To provide a market-competitive and consistent minimum level of compensation that is paid throughout the year.
Annual Incentive Compensation	• •	To focus and align executive officers' efforts with the Company's objectives for the year. For 2019, the HR Committee approved the following performance metrics:
• Operating Earnings Per Share (70 percent weight)
• Safety and Compliance (10 percent weight), and
• Strategic Initiatives (20 percent weight).
Long-Term Incentive Compensation	•	To motivate AEP management to create sustainable shareholder value by linking a substantial portion of their potential compensation directly to longer-term shareholder returns.
•
To help ensure that Company management remains focused on longer-term results, which the HR Committee considers essential given the large amount of long-term investment in physical assets required in our business.

	•	To reduce executive turnover and maintain management consistency.

Base Salary.    The HR Committee determines base salary increases for our named executive officers based on the following factors:

•	The performance of the executive during the previous year;

•	The market competitiveness of the executive’s base salary, total cash compensation and total compensation;

•	The Company’s salary increase budget;

•	The current scope and responsibilities of the position;

•	Internal comparisons; and

•	The experience and potential of each executive.

The base salary increases for 2019 were 4.3 percent for the CEO and an average of 3.2 percent for the other named executive officers.

Annual Incentive Compensation

Target Opportunity.    The HR Committee establishes the annual incentive target opportunities for each executive officer based, in part, on market competitive compensation as shown in Meridian’s annual executive compensation survey. Other factors include performance in role and internal equity. For 2019, the HR Committee established the following annual incentive target opportunities:

•	135 percent of base earnings for the Chairman, President & Chief Executive Officer (Mr. Akins);

•	80 percent of base earnings for the EVP & Chief Financial Officer (Mr. Tierney) and for the EVP - Utilities (Ms. Barton); and

•	75 percent of base earnings for the EVP, General Counsel and Secretary (Mr. Feinberg) and for the EVP & Chief Administrative Officer (Ms. Hillebrand).

Performance Metrics.    The HR Committee approved a balanced scorecard that tied annual incentive awards to the Company’s operating earnings, safety and strategic objectives for the year. For 2019, the HR Committee approved the following performance measures:

Operating Earnings per Share (70 Percent).    The HR Committee chose operating earnings per share for 2019 because the metric best reflects management’s performance operating the Company and is a strong driver of shareholder returns. In addition, operating earnings per share is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community and employees. Management and the HR Committee believe that sustainable operating earnings per share growth is the primary means to create long-term shareholder value. The full Board approves the Company's annual budget, and the HR Committee establishes an operating earnings per share target based on that budget. In 2019, the HR Committee established an operating earnings per share target of $4.10, which was the midpoint of our operating earnings guidance of $4.00 to $4.20 per share at the beginning of the year.

Safety and Compliance (10 Percent).    Safety is an AEP core value and maintaining the safety of AEP employees, contractors and the public is always a primary consideration. The 2019 safety metrics consisted of the following:

•	5 percent for employee and contractor DART Rate improvement. DART is an acronym for Days Away, Restricted or Job Transfer and is an industry accepted measure that focuses on more serious injuries.

•	3 percent for employee Severity Rate improvement. This measure was based on improvement in the severity rate for employees that is measured by the number of lost or restricted duty days.

In addition, for 2019 the HR Committee put a Zero Harm cap in place. If a fatal employee or contractor incident occurred in 2019, as was the case, all safety scores would be capped at their target score (100% payout).

The 2019 compliance metrics consisted of the following:

•	1 percent for Environmental Stewardship. This measure was based on the number of significant environmental enforcement actions during the year (those resolved with a fine exceeding $1,000).

•
1 percent for North American Electric Reliability Corporation (NERC) Compliance. NERC establishes the reliability standards for planning and operating the North American bulk electric power system. This metric was based on the reduction in the number of repeat NERC violations and it encouraged violation detection and self-reporting by employees.

Strategic Initiatives (20 Percent).    The 2019 strategic initiatives consisted of:

•
4 percent for Cost Control. This consisted of a measure to achieve sustainable reductions in the Company's operations and maintenance expenses compared to budget, excluding approved incremental spending and other specified items.

•
9 percent for Infrastructure Investment. This consisted of measures of the Plant in Service and Capital Investment in our transmission business, developing a multi-state regulated renewable project, contracted renewable power project investment in our competitive subsidiaries and efforts to develop regulated renewables or distributed generation for large customers.

•
4 percent for Customer Experience and Quality of Service. This consisted of measures based on the reliability of our wires assets, completion of project plans in each jurisdiction to reduce the frequency and duration of power outages, residential customer satisfaction survey results and efforts to improve new service completion time for customers.

•
3 percent for Culture and Workforce of the Future. This consisted of measures of improvement in our employee culture survey score, improvement in female and minority representation rates in the Company’s employee population, and cost and time savings resulting from automation and digitization work.

The chart below shows the weightings for each performance measure as a percentage of the total award opportunity, the threshold, target and maximum performance goals, 2019 actual results and related weighted scores.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)	Weighted Score
Operating Earnings Per Share (70%)	70%	$3.95	$4.10	$4.25	$4.24	195.5%	1.369
Safety and Compliance (10%)
Improvement in DART Rate, an industry measure focused on serious injuries	5%	0 percent Improvement	10 percent Improvement	20 percent Improvement	1 percent Improvement	9.9%	0.005
Severity Rate - Improvement in severity rate for employee	3%	0 percent Improvement	10 percent Improvement	20 percent Improvement	No Improvement	0.0%	0.000
Environmental Stewardship – Number of significant enforcement actions	1%	4	2	0	0 Enforcements	200.0%	0.020
NERC Compliance – Reduction in repeat NERC violations	1%	0% Reduction	25% Reduction	50% Reduction	No Reduction	0.0%	0.000
Strategic Initiatives (20%)
Cost Control (4%)
Sustainable Efficiency Gains	4%	40% of target savings achieved	100% of target savings achieved	120% of target savings achieved	Savings exceeded 120%	200.0%	0.080
Infrastructure Investment (9%)
Contracted Renewables Portfolio Growth (measured by contract commitments)	2%	$175 million	$250 million	$325 million	$1.28 billion	200.0%	0.040
Regulated Renewables - North Central Wind Project (measured by the extent of regulatory applications filed)	2%	0 Megawatts	900 Megawatts	1500 Megawatts	1485 Megawatts	198.0%	0.040
Customer Targeted Regulated Renewables - (based on the extent of regulatory applications filed)	1%	No applications filed	Application filed in 1 Operating Company	Applications filed in 2 Operating Companies	1 Application filed	100.0%	0.010
Transmission Infrastructure Investment - Plant in Service	2%	$3.460 billion	$3.681 billion	$3.820 billion	$3.765 billion	160.4%	0.032
Transmission Infrastructure Investment - Capital Investment	2%	$3.313 billion	$3.562 billion	$3.776 billion	$3.563 billion	100.5%	0.020
Customer Experience and Quality of Service (4%)
Wires Reliability- Measured by a customer weighted average of SAIDI (System Average Incident Duration Index) scores of AEP operating companies	1%	Generally 80% percent of target	Regulatory targets or a glide path to the regional peer group average	Generally 120 percent of target	91.5% Average Operating Company Score	91.5%	0.009
Customer Satisfaction – Measured by a weighted average of J.D. Power Residential Customer Satisfaction Index scores for AEP operating companies	1%	711	728	745	728	101.0%	0.010
Proactive SAIDI Improvement - percent of proactive, reliability driven projects completed	1%	50%	75%	100%	All objectives accomplished	200.0%	0.020
Easy to Do Business With - Reaching milestones to improve service connection completion time	1%	Less than 100% of milestones	All milestones completed	All milestones completed in first six months	All milestones completed, but one not on time	171.4%	0.017
Culture and Workforce of the Future (3%)
Employee Culture Survey – Measured by improvement in average overall score of employee survey	1%	0.02 improvement	0.06 improvement	0.10 improvement	0.11 Improvement	200.0%	0.020
Employee Diversity – Measured by increased representation of women and minorities in EEO (Equal Employment Opportunity) categories	1%	0 percent attrition plus hiring at 80 percent of availability	0 percent attrition plus hiring at 100 percent of availability	0 percent attrition plus hiring at 120 percent of availability	Female Representation Score: 159.6% Minority Representation Score: 93.8%	112.2%	0.011
Future of Work - Extent of savings achieved by automation and digitization	1%	$10 Million	$20 Million	$30 Million	Savings exceeded $30M	200.0%	0.020
Total Score							1.723

2019 Individual Award Calculations.    Based on the performance results described in the scorecard above, the HR Committee approved a weighted score of 172.3 percent of each NEO's annual incentive target opportunity. The HR Committee then subjectively evaluated the individual performance of each named executive officer to determine the actual award payouts.

Name	2019 Base Earnings*		Annual Incentive Target %		Total Score Under Scorecard		Calculated Annual Incentive Opportunity	2019 Actual Payouts
Mr. Akins	$1,467,462	x	135%	x	172.3%	=	$3,413,390	$3,600,000
Mr. Tierney	$789,112	x	80%	x	172.3%	=	$1,087,712	$1,088,000
Mr. Feinberg	$673,858	x	75%	x	172.3%	=	$870,793	$865,000
Ms. Barton	$585,281	x	80%	x	172.3%	=	$806,751	$825,000
Ms. Hillebrand	$612,238	x	75%	x	172.3%	=	$791,165	$800,000

*	Based on salary paid in 2019, which is slightly different than the salary earned for 2019 shown in the Summary Compensation Table.

Long-Term Incentive Compensation

The HR Committee grants long-term incentive compensation to executive officers on an annual award cycle. The HR Committee establishes target long-term incentive award opportunities for each named executive officer based on market data provided in the annual Meridian market compensation study. For 2019 the HR Committee approved the following mix of long-term incentive awards:

•	75 percent of the target value was awarded as 3 year performance shares, and

•	25 percent of the target value was awarded as time-vesting restricted stock units (RSUs).

2019 Long-Term Incentive Awards

Name	Target Value (1)	Total Number of Units Granted (2)	Number of Performance Shares Granted (at Target)	Number of RSUs Granted
Mr. Akins	$8,500,000	107,228	80,421	26,807
Mr. Tierney	$2,000,000	25,230	18,923	6,307
Mr. Feinberg	$1,400,000	17,661	13,246	4,415
Ms. Barton	$1,200,000	15,138	11,354	3,784
Ms. Hillebrand	$1,100,000	13,877	10,408	3,469

(1)
The Target Value differs from the Grant Date Fair Value shown in the Stock Award column in the Summary Compensation Table because the performance shares contain a market condition (the relative TSR measure) which results in a Grant Date Fair Value for financial accounting purposes that differs from the target value the HR Committee used to determine the awards. See footnote 2 to the Summary Compensation Table for a description of the Grant Date Fair Value.

(2)	The total number of units granted was determined by dividing the Target Value by the closing price of AEP common stock on the grant date ($79.27) and rounding to the nearest whole number.

Performance Shares.    In 2019, the HR Committee approved the grant to each executive officer of performance shares, which are subject to a 3 year performance and vesting period that ends on December 31, 2021. Dividends declared during the 3 year period are reinvested in additional performance shares that are subject to the same performance measures and vesting requirements as the underlying performance shares on which they were granted. The number of performance shares earned at the end of the performance period is based on achieved performance against two equally weighted performance metrics: (i) 3 year cumulative operating earnings per share and (ii) 3 year total shareholder return relative to the companies in the Compensation Peer Group. The number of earned performance shares will be paid in shares of AEP common stock.

The HR Committee approved the following 2019-2021 performance goals:

Performance Measures for 2019 – 2021 Performance Shares

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3 Year Cumulative Operating Earnings Per Share	50%	$12.407 (25% payout)	$13.060 (100% payout)	$13.713 (200% payout)

3 Year Total Shareholder Return of AEP vs. AEP’s Compensation Peer Group	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

The HR Committee selected a measure of cumulative operating earnings to ensure that earnings for all three years contribute equally to the award calculation. The HR Committee set the target for the 3 year cumulative operating earnings per share based on the same $4.10 target used for the annual incentive plan for 2019, with a six percent growth rate in operating earnings from 2019 for both 2020 and 2021. The HR Committee also selected a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over the 3 year performance period relative to the performance of the 18 utilities in the Company's Compensation Peer Group.

For the 2020-2022 performance shares, the HR Committee added a third 3 year performance measure. Cumulative operating earnings per share (EPS) was retained with a 50% weight. Relative Total Shareholder Return (TSR) was retained as a measure, but with a reduced 40% weight. This allowed the HR Committee to add a new strategic non-emitting generation capacity measure with a 10% weight. Non-emitting generation capacity includes nuclear, hydro, wind, solar, demand-side management and storage. This new performance factor will measure the increase in the Company’s non-emitting generation capacity as a percentage of total generation capacity from January 1, 2020 to December 31, 2022. The new factor was chosen to align with the Company’s strategy to commit substantial investments that reduce greenhouse gas emissions.

Restricted Stock Units.    In 2019, the HR Committee approved the grant of time-based RSUs that vest in three approximately equal installments over a forty-month period that began on January 1, 2019, the effective date of the grant. Dividends are reinvested in additional RSUs and are subject to the same vesting requirements applicable to the underlying RSUs on which they were granted. Upon each vesting date, the number of RSUs that vests are paid in shares of AEP common stock.

In addition, the HR Committee granted a special equity award to our CFO and our EVP-Utilities in February 2019. The HR Committee awarded one-time RSU retention awards under the Company’s Long-Term Incentive Plan (LTIP) to Mr. Tierney and Ms. Barton as part of a retention strategy. The retention awards were granted with the regular cycle LTIP awards in February 2019. These retention awards provided $2,000,000 in RSUs to each executive that will vest, subject to their continuous AEP employment, over a 40-month period, with 25% of the awards vesting on May 1, 2020, 37.5% of the awards vesting on May 1, 2021 and 37.5% of the awards vesting on May 1, 2022. The retention awards have no value to the executive unless he or she remains employed with the Company through the above vesting dates, and will be forfeited if the executive’s employment with the Company terminates. In determining the award amount, the HR Committee considered several factors including the Company’s retention strategy and a review of Mr. Tierney’s and Ms. Barton’s individual performance. The HR Committee believes that these retention awards are in the best interests of the Company and its shareholders and will further align the interests of these executives with those of shareholders.

Retirement, Health and Welfare Benefits

Health and Welfare Benefits.    AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation, depending on their length of service and position.

Retirement Benefits. The named executive officers participate in the same tax-qualified defined benefit pension plan and defined contribution savings plan as other eligible employees. They also participate in the Company’s non-qualified retirement benefit plans, which provide these executives with benefits that would otherwise be provided through the tax-qualified plans but for IRS limits. This allows the named executive officers to accumulate replacement income for their retirement based on the same benefit formulas as the tax qualified plans but without the limitations that are imposed by the Internal Revenue Code on the tax-qualified plans.

The HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as the Company’s other employees. Non-qualified retirement benefit plans are also prevalent among large employers both within our industry and other large U.S. industrial companies. The Company provides these benefits as part of a market competitive total rewards package.

The Company limits the types of compensation that are included in the qualified and non-qualified retirement plans because the HR Committee and AEP management believe that certain types of compensation should not be further enhanced by including them in retirement benefit calculations. Therefore, long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans.

Life Insurance Benefits. AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

Relocation Assistance. For all employees, including executives, whom the Company asks to relocate, AEP offers relocation assistance to offset their moving expenses. This allows AEP to obtain high quality new hires and to relocate internal job candidates.

Perquisites.    The HR Committee annually reviews the perquisites provided by the Company. AEP provides independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for these services.

The HR Committee generally prohibits personal use of corporate aircraft that has an incremental cost to the Company. The Company allows personal travel on business trips using the corporate aircraft if there is no incremental cost to the Company. Income is imputed and taxes are withheld on the value of personal travel on corporate aircraft in accordance with IRS guidelines.

Mr. Akins has entered into an Aircraft Time Sharing Agreement that allows him to use our corporate aircraft for personal use up to 40 hours each year, not including hours associated with repositioning the aircraft. The Aircraft Time Sharing Agreement requires him to reimburse the Company for the cost of his personal use of corporate aircraft in accordance with limits set forth in Federal Aviation Administration regulations for non-commercial aircraft operators. Mr. Akins has reimbursed AEP for personal use flights in an amount equal to or exceeding the aggregate incremental costs of such flights during 2019. See footnote 5 to the Summary Compensation Table for further information.

Severance Arrangements

Change In Control Agreements.    The HR Committee provides Change In Control agreements to all the named executive officers. While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit key employees away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. The HR Committee limits participation to those executives whose full support and sustained contributions would be needed during a lengthy and complex corporate transaction.

The Board has adopted a policy that requires shareholder approval of executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. The HR Committee periodically reviews change in control agreement practices of companies in our Compensation Peer Group. The HR Committee has approved change in control multiples of 2.99 times base salary and annual incentive compensation for each of the named executive officers. Each agreement includes a “double trigger,” which means that severance payments and benefits would be provided to the covered executive officer only upon a change in control accompanied by an involuntary termination or constructive termination within two years after the change in control.

The Company’s Change In Control agreements do not provide a tax gross-up for excise taxes.

Long-term incentive compensation may also vest in connection with a change in control. All outstanding performance shares and RSU awards have a double trigger change in control provision. In the event an executive’s employment is terminated within one year after a change in control under qualifying conditions, such as by the Company without cause or by the executive for good reason, then all of the executive’s outstanding performance shares and RSUs will vest. Performance shares would be paid at the target performance score.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event an executive’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations. The Company has an Executive Severance Plan that provides severance benefits to selected senior officers of the Company, including the named executive officers, who have agreed to its terms, which include confidentiality, non-solicitation, cooperation and non-disparagement obligations. Executives remain eligible for benefits under the general severance plan described below; however, any benefits provided under the Executive Severance Plan would be reduced by any amount provided under the general severance plan. The trigger for Executive Severance Plan benefits is a good reason resignation or an involuntary termination. The benefits for our named executive officers under the Executive Severance Plan include pay continuation of two times their base salary and target annual incentive award payable over two years and are conditioned on the executive officer’s agreement to release claims against the Company and not to compete with the Company for two years.

AEP also maintains a broad-based severance plan that provides two weeks of base pay per year of service to all employees, including named executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at active employee rates for up to 18 months and then at Company-subsidized retiree rates thereafter until age 65 for employees who are at least age 50 with 10 years of service at the time their employment is terminated and who are not retirement-eligible under the terms of the general health plans (currently, available to employees who are at least age 55 with 10 years of service at termination).

Named executive officers remain eligible for an annual incentive award reflecting the portion of the year they worked, if they separate from service after March 31, due to their retirement (on or after age 55 with at least ten years of service) or severance as part of a voluntary or involuntary severance program. In the event of a participant’s death, annual incentive compensation is paid to the participant’s estate.

A prorated portion of outstanding performance shares that are at least 6 months into their performance period vest if a participant retires, which is defined as an employment termination, other than for cause, after the executive reaches age 55 with ten years of service or if a participant is severed. A prorated portion of outstanding performance shares and all outstanding RSUs would also vest to a participant’s heirs in the event of the participant’s death. The pro-rated performance shares would not be payable until the end of the performance period and would remain subject to all of the performance objectives.

Executive officers are also entitled to 12 months of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing or they retire (after age 55 and 5 years of AEP service). In the event of their death, their spouse or the executor of their estate would be eligible for this benefit.

Other Compensation Information

Stock Ownership Requirements.    The HR Committee believes that linking a significant portion of the named executive officers’ financial rewards to the Company’s long-term success gives them a stake similar to that of the Company’s shareholders and encourages management strategies that benefit shareholders. Therefore, the HR Committee requires certain officers (57 executives as of January 1, 2020) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The CEO’s stock ownership requirement is six times his base salary, and the other named executive officers’ targets are three times their respective base salaries. Each named executive officer met his or her stock ownership requirement as of February 1, 2020.

Equity Retention (Holding Period).    At any time an executive officers fails to meet his or her stock ownership requirement, performance shares awarded under the LTIP are mandatorily deferred into AEP Career Shares to the extent necessary to meet his or her stock ownership requirement. AEP Career Shares are not paid to executives until after their employment with AEP ends. If an executive has not met his or her stock ownership requirement within five years of the date it became effective or subsequently falls below it, the HR Committee may also require the executive to defer a portion of his or her annual incentive compensation award into AEP Career Shares.

Recoupment of Incentive Compensation. The Company’s Policy on Recouping Incentive Compensation, commonly referred to as a “clawback” policy, provides that our executive officers and certain other senior executives are subject to a ‘no fault’ clawback. The Board may recover incentive compensation whether or not the executive’s actions involve misconduct. The Board believes, subject to the exercise of its discretion based on the facts and circumstances of a particular case, that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•
Such incentive compensation was received by an executive where the payment or the award was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected, and

•	Such incentive compensation would have been materially lower had the achievement been calculated on such restated or corrected financial or other results.

The HR Committee has directed the Company to design and administer all of its incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. AEP may also retain any deferred compensation previously credited to an executive. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct.

Role of the CEO and Compensation Consultant in Determining Executive Compensation.    The HR Committee invites the CEO to attend HR Committee meetings. The HR Committee regularly holds executive sessions without management present.

The CEO has assigned AEP’s Executive Vice President & Chief Administrative Officer and AEP’s Director - Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and Meridian to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs consistent with the objectives established by the HR Committee. Meetings are held with the CEO, the HR Committee Chairman and Meridian prior to HR Committee meetings to review and finalize the agenda and meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Meridian in attendance. Likewise, Meridian regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialogue and exchange of ideas is important to the development and implementation of a successful executive compensation strategy.

The CEO discusses the individual performance of the other named executive officers with the HR Committee and recommends their compensation to the HR Committee. The CEO has substantial input into salary budgets and changes to incentive targets. The CEO also has substantial input into the development of employment offers for outside candidates for executive positions, although the HR Committee must approve all employment offers for executive officers.

Insider Trading, Hedging and Pledging.    The Company’s insider trading policy prohibits directors, executive officers and all employees from hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and executive officers from pledging AEP stock as collateral for any loan.

Tax Deductibility of Compensation. While the HR Committee continues to consider the deductibility of compensation, the primary goals of our executive compensation program are to attract, retain, motivate and reward key employees and align pay with performance. Accordingly, the HR Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

Human Resources Committee Report

Membership and Independence.    The Board has determined that each member of the HR Committee is an independent director, as defined by NYSE listing standards. Each member of the HR Committee is also a “non-employee director” for purposes of SEC Rule 16b-3. Members of the HR Committee attend professional development training that addresses topics of specific relevance to public company compensation committees.

Functions and Process. In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2019, including:

•	Establishing annual and long-term performance objectives for executive officers;

•	Assessing the performance of the CEO, other executive officers and the Company relative to those established performance objectives;

•	Conducting an evaluation of the CEO based on written comments from board members, senior AEP management, and the audit firm partner overseeing AEP’s external audit;

•	Determining the mix of base salary, annual incentive compensation and long-term equity-based compensation for executive officers;

•
Assessing the competitiveness of 2019 and proposed 2020 target compensation for all named executive officers and other executive positions relative to AEP’s Compensation Peer Group or other applicable benchmarks;

•
Reviewing and approving the base salaries, target annual and long-term incentive award opportunities, annual incentive award payouts and long-term incentive award payouts for the named executive officers, except for the CEO, which are reviewed and approved by the independent directors;

•	Reviewing the senior management succession and talent development plans;

•	Assessing compensation and other human capital risks;

•	Reviewing and approving change in control agreements;

•	Reviewing the Company's diversity programs and results;

•	Reviewing the Company’s workforce safety efforts and results; and

•	Reviewing AEP’s culture and employee engagement through employee survey results.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders; such as AEP’s customers, employees, the communities in which we operate, and debt holders; in addition to those of AEP’s shareholders.

The HR Committee’s Independent Compensation Consultant.    The HR Committee engaged Meridian to provide recommendations regarding AEP’s executive compensation and benefit programs and practices. The HR Committee can retain and terminate consultants and advisors without management approval and has the sole authority to approve their fees. Among other assignments, Meridian provides an annual executive compensation study and reports on current executive compensation and benefits trends within the electric utility industry and U.S. industry in general.

The HR Committee annually assesses and discusses the independence of its executive compensation consultant. Meridian did not provide any services to AEP other than the work it performed for the HR Committee and the work it performed for the Corporate Governance Committee on director compensation. The HR Committee concluded that Meridian was independent and the work provided by Meridian did not raise any conflicts of interest.

The HR Committee also annually assesses the performance and objectivity of its executive compensation consultant. The HR Committee regularly holds executive sessions with Meridian to help ensure that they receive full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Human Resources Committee Members
Ralph D. Crosby, Jr., Chair
J. Barnie Beasley, Jr.
Richard C. Notebaert
Stephen S. Rasmussen
Oliver G. Richard, III
Sara Martinez Tucker

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Nicholas K. Akins—
Chairman of the Board and Chief Executive Officer	2019	1,475,654	—	8,775,003	3,600,000	530,151	111,628	14,492,436
	2018	1,415,423	—	7,564,313	2,900,000	207,401	114,891	12,202,028
	2017	1,375,000	—	7,983,420	1,700,000	361,001	111,040	11,530,461
Brian X. Tierney—
Executive Vice President and Chief Financial Officer	2019	793,039	—	4,064,681	1,088,000	470,138	95,560	6,511,418
	2018	771,958	—	1,945,785	890,000	—	59,547	3,667,290
	2017	750,000	—	2,128,899	555,000	462,223	98,262	3,994,384
David M. Feinberg—
Executive Vice President, General Counsel and Secretary	2019	677,596	—	1,445,289	865,000	173,983	73,436	3,235,304
	2018	650,492	—	1,362,082	655,000	25,724	48,106	2,741,404
	2017	632,000	—	1,277,372	406,000	104,619	73,347	2,493,338
Lisa M. Barton—
Executive Vice President- Utilities	2019	588,254	—	3,238,802	825,000	173,781	67,799	4,893,636
	2018	571,189	—	1,167,470	575,000	40,845	55,264	2,409,768
	2017	550,000	—	1,277,372	356,000	110,304	67,724	2,361,400
Lana L. Hillebrand—
Executive Vice President- Chief Administrative Officer	2019	615,358	—	1,135,625	800,000	221,245	74,831	2,847,059
	2018	597,289	—	972,924	600,000	47,656	57,530	2,275,399
	2017	577,000	—	1,011,219	375,000	193,929	69,817	2,226,965

(1)
Amounts in the salary column are composed of executive salaries earned for the year shown, which include 261 days of pay for 2019. This is one day more than the standard 260 calendar work days and holidays in a year.

(2)
The amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of the performance shares and restricted stock units (RSUs) granted under our Long-Term Incentive Plan. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating these amounts. The number of shares realized and the value of these performance shares, if any, will depend on the Company’s performance during a 3 year performance period. The potential payout can range from 0 percent to 200 percent of the target number of performance shares, plus any dividend equivalents. The value of the 2018 and 2019 performance shares will be based on two equally weighted measures: a Board approved cumulative operating earnings per share measure (Cumulative EPS) and a total shareholder return measure (Relative TSR). The grant date fair value of the 2018 and 2019 performance shares that are based on Cumulative EPS was computed in accordance with FASB ASC Topic 718 and was measured based on the closing price of AEP’s common stock on the date of grant. The maximum amount payable for the 2019 performance shares that are based on Cumulative EPS is equal to $6,374,973 for Mr. Akins; $1,500,026 for Mr. Tierney; $1,050,010 for Mr. Feinberg; $900,032 for Ms. Barton and $825,042 for Ms. Hillebrand. The grant date fair value of the 2019 performance shares that are based on Relative TSR is calculated using a Monte-Carlo model as of the date of grant, in accordance with FASB ASC Topic 718. Because the performance shares that are based on Relative TSR are subject to market conditions as defined under FASB ASC Topic 718, they did not have a maximum value on the grant date that differed from the grant date fair values presented in the table. Instead, the maximum value is factored into the calculation of the grant date fair value. The values realized from the 2017 performance shares are included in the Option Exercises and Stock Vested for 2019 table.

(3)	The amounts shown in this column reflect annual incentive compensation paid for the year shown.

(4)
The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit pension plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension Benefits for 2019 table and related footnotes for additional information. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions. None of the named executive officers received preferential or above-market earnings on deferred compensation. No value is shown for Mr. Tierney in 2018 because the actual change in pension value was a negative amount.

(5)
Amounts shown in the All Other Compensation column for 2019 include: (a) Company matching contributions to the Company’s Retirement Savings Plan, (b) Company matching contributions to the Company’s Supplemental Retirement Savings Plan and (c) perquisites. The amounts are listed in the following table:

Type	Nicholas K. Akins	Brian X. Tierney	David M. Feinberg	Lisa M. Barton	Lana L. Hillebrand
Retirement Savings Plan Match	$12,600	$12,600	$12,600	$12,600	$12,600
Supplemental Retirement Savings Plan Match	77,400	62,960	47,199	39,613	41,951
Perquisites	21,628	20,000	13,637	15,586	20,280
Total	$111,628	$95,560	$73,436	$67,799	$74,831

Perquisites provided in 2019 included: financial counseling and tax preparation services, and, for Mr. Akins, director’s group travel accident insurance premium. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, however, there is no associated incremental cost. From time to time executive officers may receive customary gifts from third parties that sponsor events (subject to our policies on conflicts of interest).

Mr. Akins has entered into an Aircraft Time Sharing Agreement that allows him to use our corporate aircraft for personal use for a limited number of hours each year. The Aircraft Time Sharing Agreement requires Mr. Akins to reimburse the Company for the cost of his personal use of corporate aircraft in accordance with limits set forth in Federal Aviation Administration regulations. The incremental costs incurred in connection with personal flights for which Mr. Akins fully reimbursed the Company under the Aircraft Timesharing Agreement include fuel, oil, hangar costs, crew travel expenses, catering, landing fees and other incremental airport fees. Accordingly, no value is shown for these amounts in the Summary Compensation Table. If the aircraft flies empty before picking up or after dropping off Mr. Akins at a destination on a personal flight, the cost of the empty flight is included in the incremental cost for which Mr. Akins reimburses the Company. Since AEP aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

Grants of Plan-Based Awards for 2019

The following table provides information on plan-based awards granted in 2019 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)(4)	Target (#)	Maximum (#)(5)
Nicholas K. Akins
2019 Annual Incentive Compensation Plan		—	1,981,074	4,952,685
2019 - 2021 Performance Shares	2/18/19				10,053	80,421	160,842		6,650,012
2019 Restricted Stock Units	2/18/19							26,807	2,124,991
Brian X. Tierney
2019 Annual Incentive Compensation Plan		—	631,290	1,578,225
2019 - 2021 Performance Shares	2/18/19				2,365	18,923	37,846		1,564,743
2019 Restricted Stock Units	2/18/19							6,307	499,956
Restricted Stock Units (8)	2/18/19							25,230	1,999,982
David M. Feinberg
2019 Annual Incentive Compensation Plan		—	505,394	1,263,485
2019 - 2021 Performance Shares	2/18/19				1,656	13,246	26,492		1,095,312
2019 Restricted Stock Units	2/18/19							4,415	349,977
Lisa M. Barton
2019 Annual Incentive Compensation Plan		—	468,225	1,170,563
2019 - 2021 Performance Shares	2/18/19				1,419	11,354	22,708		938,862
2019 Restricted Stock Units	2/18/19							3,784	299,958
Restricted Stock Units (8)	2/18/19							25,230	1,999,982
Lana L. Hillebrand
2019 Annual Incentive Compensation Plan		—	459,179	1,147,948
2019 - 2021 Performance Shares	2/18/19				1,301	10,408	20,816		860,637
2019 Restricted Stock Units	2/18/19							3,469	274,988

(1)	Represents potential payouts under the 2019 Annual Incentive Compensation Plan (ICP).

(2)
The amounts shown in this column represent 250 percent of the target award for each of the named executive officers, which is the maximum amount payable to any individual employee under the ICP for a year with a maximum 200% of target score.

(3)
Represents performance shares awarded under our Long-Term Incentive Plan for the 2019-2021 performance period. These awards generally vest at the end of the 3 year performance period based on our attainment of specified performance measures. The number of performance shares does not include additional shares that may accrue due to dividend credits.

(4)
The amounts shown in the Threshold column represent 12.5% of the target award for each of the named executive officers because the Operating Earnings per Share measure has a 25% payout for threshold performance, the Total Shareholder Return measure has a 0% payout for threshold performance and these measures are equally weighted. However, the Operating Earnings per Share threshold does not guarantee a minimum payout because the score would be 0% of target if threshold performance is not achieved.

(5)	The amounts shown in this column represent 200 percent of the target award for each of the named executive officers, which is the maximum overall score for the 2019-2021 performance shares.

(6)
Represents restricted stock units awarded under the Long-Term Incentive Plan. These awards generally vest in three equal installments on May 1, 2020, May 1, 2021 and May 1, 2022. The number of restricted stock units does not include additional units that may accrue due to dividend credits.

(7)
Amounts represent the grant date fair value of performance shares and restricted stock units measured in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2019. The actual number of performance shares earned will depend on AEP’s performance over the 2019 through 2021 performance period, which could vary from 0 percent to 200 percent of the target award plus dividends. The value of the performance shares ultimately earned will be based on two equally weighted measures: a Board approved cumulative operating earnings per share measure (Cumulative EPS) and a relative total shareholder return measure (Relative TSR), as well as dividend credits and the value of AEP stock when the awards are paid.

(8)
The HR Committee awarded one-time restricted stock unit retention awards under the LTIP to Mr. Tierney and Ms. Barton as part of a retention strategy. The retention awards provided $2,000,000 in RSUs to each executive that will vest over a 40-month period, with 25% of the awards vesting on May 1, 2020, 37.5% of the awards vesting on May 1, 2021 and 37.5% of the awards vesting on May 1, 2022.

Outstanding Equity Awards at Fiscal Year-End for 2019

The following table provides information with respect to holdings of restricted stock units and performance shares by the named executive officers at December 31, 2019. The named executive officers do not have any outstanding stock options.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Nicholas K. Akins
2018 - 2020 Performance Shares(3)			183,564	17,348,634
2019 - 2021 Performance Shares(3)			164,488	15,545,761
2017 Restricted Stock Units(4)	10,670	1,008,422
2018 Restricted Stock Units(5)	20,394	1,927,437
2019 Restricted Stock Units(6)	27,415	2,590,992
Brian X. Tierney
2018 - 2020 Performance Shares(3)			47,218	4,462,573
2019 - 2021 Performance Shares(3)			38,704	3,657,915
2017 Restricted Stock Units(4)	2,845	268,881
2018 Restricted Stock Units(5)	5,246	495,799
2019 Restricted Stock Units(6)	6,450	609,590
Restricted Stock Units(7)	25,802	2,438,547
David M. Feinberg
2018 - 2020 Performance Shares(3)			33,054	3,123,934
2019 - 2021 Performance Shares(3)			27,092	2,560,465
2017 Restricted Stock Units(4)	1,707	161,329
2018 Restricted Stock Units(5)	3,671	346,946
2019 Restricted Stock Units(6)	4,515	426,713
Lisa M. Barton
2018 - 2020 Performance Shares(3)			28,332	2,677,657
2019 - 2021 Performance Shares(3)			23,222	2,194,711
2017 Restricted Stock Units(4)	1,707	161,329
2018 Restricted Stock Units(5)	3,147	297,423
2019 Restricted Stock Units(6)	3,870	365,754
Restricted Stock Units(7)	25,802	2,438,547
Lana L. Hillebrand
2018 - 2020 Performance Shares(3)			23,610	2,231,381
2019 - 2021 Performance Shares(3)			21,288	2,011,929
2017 Restricted Stock Units(4)	1,351	127,683
2018 Restricted Stock Units(5)	2,622	247,805
2019 Restricted Stock Units(6)	3,548	335,321

(1)
Pursuant to applicable SEC rules, the number of performance shares reported in this column is the maximum number of performance shares issuable (200% of the amount outstanding at December 31, 2019) because the results for the performance shares that vested on December 31, 2019 were above target. However, the actual number of performance shares credited upon vesting will be based on AEP’s actual performance over the applicable 3 year period.

(2)
Pursuant to applicable SEC rules, the market value of the performance shares reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2019 ($94.51) by the maximum number of performance shares issuable set forth in the preceding column because the results for the performance shares that vested on December 31, 2019 were above target. However, the actual number of performance shares credited upon vesting will be based on AEP’s actual performance over the applicable 3 year period.

(3)
AEP’s practice is to grant performance shares at the beginning of each year with a 3 year performance and vesting period. This results in awards for overlapping successive 3 year performance periods. These awards generally vest at the end of the

3 year performance period. The performance shares awarded for the 2017 – 2019 performance period, including associated dividend credits, vested at December 31, 2019 and are shown in the Options Exercises and Stock Vested for 2019 table below. The awards shown for the 2018 – 2020 and 2019 – 2021 performance periods include performance shares resulting from reinvested dividends which are subject to the same performance criteria as the underlying awards.

(4)
These restricted stock units were granted on February 20, 2017 and will generally vest, subject to the executive officer’s continued employment, on May 1, 2020. The amounts shown include restricted stock units resulting from reinvested dividends.

(5)
These restricted stock units were granted on February 19, 2018 and will generally vest, subject to the executive officer’s continued employment, in two equal installments, on May 1, 2020 and May 1, 2021. The amounts shown include restricted stock units resulting from reinvested dividends.

(6)
These restricted stock units were granted on February 18, 2019 and will generally vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2020, May 1, 2021 and May 1, 2022. The amounts shown include restricted stock units resulting from reinvested dividends.

(7)
These restricted stock units were granted as retention awards on February 18, 2019 and vest subject to the executive officer's continued employment. 25% will vest on May 1, 2020, 37.5% on May 1, 2021 and 37.5% on May 1, 2022. The amounts shown include restricted stock units resulting from reinvested dividends.

Option Exercises and Stock Vested for 2019

The following table provides information with respect to the vesting of RSUs and performance shares in 2019 that were granted to our named executive officers in previous years. The named executive officers did not exercise any stock options in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Nicholas K. Akins	—	—	157,857	$14,628,489
Brian X. Tierney	—	—	42,154	$3,905,917
David M. Feinberg	—	—	25,537	$2,364,344
Lisa M. Barton	—	—	25,095	$2,326,796
Lana L. Hillebrand	—	—	20,094	$1,861,341

(1)
This column includes the following performance shares and related dividend equivalents for the 2017 - 2019 performance period that vested on December 31, 2019: 127,462 for Mr. Akins; 33,989 for Mr. Tierney; 20,395 for Mr. Feinberg; 20,395 for Ms. Barton; and 16,146 for Ms. Hillebrand. This column also includes the following RSUs that vested on May 1, 2019: 30,395 for Mr. Akins; 8,165 for Mr. Tierney; 5,142 for Mr. Feinberg; 4,700 for Ms. Barton; and 3,948 for Ms. Hillebrand.

(2)
The value included in this column for the 2017-2019 performance shares is computed by multiplying the number of performance shares by the closing price of AEP’s common stock on the December 31, 2019 vesting date, which was $94.51 per share. This column also includes the value of RSUs that vested on May 1, 2019 computed by multiplying the number of units vesting by the closing price of AEP’s common stock on that date, which was $84.95 per share.

2017 – 2019 Performance Shares

Performance shares that were granted for the 2017 – 2019 performance period vested on December 31, 2019. The combined score for the 2017-2019 performance period was 132.7 percent of target. The final score calculation for these performance measures is shown in the chart below.

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3 Year Cumulative Earnings Per Share	$11.206 (25% payout)	$11.780 (100% Payout)	$12.646 (200% Payout)	$11.866	110.0%	50%	55.0%
3 Year Total Shareholder Return vs. Utility Peer Group Return	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	67th Percentile	155.3%	50%	77.7%
Composite Result							132.7%

Pension Benefits for 2019

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Nicholas K Akins	AEP Retirement Plan	37.6		769,315	—
	CSW Executive Retirement Plan	37.6		2,273,006	—
Brian X. Tierney	AEP Retirement Plan	21.7		467,999	—
	AEP Supplemental Benefit Plan	21.7		1,613,031	—
David M. Feinberg	AEP Retirement Plan	8.7		152,574	—
	AEP Supplemental Benefit Plan	8.7		444,555	—
Lisa M. Barton	AEP Retirement Plan	13.1		247,954	—
	AEP Supplemental Benefit Plan	13.1		440,502	—
Lana L. Hillebrand	AEP Retirement Plan	24.6	(2)	626,213	—
	AEP Supplemental Benefit Plan	24.6		502,343	—

(1)
The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2019 and the following assumptions (which are consistent with those used in AEP’s financial statements):

•
The named executive officer retires at normal retirement age (age 65), except for Mr. Tierney, whose benefit is calculated at age 62 because he is eligible for an unreduced annuity benefit when he reaches that age.

•	The named executive officer commences the payment of benefits (the “accrued benefit”) immediately upon retirement.

•
The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 3.25 percent, 3.15 percent and 3.15 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the Pri-2012 mortality tables. Base mortality rates are derived from the Pri-2012 table with no collar adjustment for the qualified pension benefits and a white collar adjustment for non-qualified pension benefits. Mortality improvements are projected generationally using the MP-2019 mortality projection scale with long-term improvement rates multiplied by 0.75. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 3.00 percent and assumed mortality based on current law IRS lump sum mortality with static mortality projections estimated to the date of retirement using mortality projection scale MP-2019. The present value of each named executive officer’s benefits is determined by discounting the value of benefits described above at the assumed retirement age to each executive’s current age using an assumed interest rate of 3.25 percent, 3.15 percent and 3.15 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•
For the AEP Retirement Plan, the present value of the accrued benefit is weighted based on 85 percent lump sum and 15 percent annuity based on the assumption that participants elect those benefit options in that proportion. For the AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, the present value of the accrued benefits is weighted based on 100 percent lump sum.

(2)
The benefit available to Ms. Hillebrand from the AEP Retirement Plan consists of two pieces: one under the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”) attributable to her prior period of service (17.5 years) between December 15, 1982 and June 30, 2000 (her “CSW Retirement Plan Benefit”) and one under the cash balance formula since her return to AEP on December 17, 2012. Her CSW Retirement Plan Benefit will be paid to her either as a lump sum or in one of the annuity options offered by the plan. The amount available to her as a lump sum would be the greater of (i) her CSW Retirement Plan cash balance account ($247,179 as of December 31, 2019), or (ii) the lump sum value of her CSW Retirement Plan protected minimum normal retirement annuity (which had accrued during the 14.5 year period until her traditional pension formula benefit became frozen effective July 1, 1997), calculated using a factor based on then applicable interest and mortality assumptions as well as an assumed future cost of living adjustment rate of 3.00%. The payment available to her as an annuity would be based on the greater of (i) her CSW Retirement Plan protected minimum normal retirement annuity ($3,279 per month) or (ii) the life annuity equivalent of her then CSW Retirement Plan cash balance account, calculated using a factor based on then applicable interest and mortality assumptions.

Overview.     AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide benefits that cannot be paid under the tax-qualified plan because of maximum limitations imposed on such plans by the Internal Revenue Code. The plans are designed to provide a retirement income to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.     The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (CSW Retirement Plan), which was merged into the AEP Retirement Plan effective December 31, 2008. As of December 31, 2019, each of the named executive officers was fully vested in their AEP Retirement Plan benefit.

In addition, employees who have continuously participated in the AEP Retirement Plan (but not the CSW Retirement Plan) since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

Cash Balance Formula.     Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.
Company Credits.     Each year, participants’ accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2019, the limit was $280,000.

2.
Interest Credits.     All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year, with a floor of 4 percent. For 2019, the interest rate was 4 percent.

Final Average Pay Formula.     Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit is not affected by the participant’s service or compensation subsequent to this date. This frozen final average pay normal retirement benefit is based on the following calculation as of December 31, 2010: the participant’s then years of service multiplied by the sum of (i) 1.1 percent of the participant’s then high 36 consecutive months of base pay (High 36); and (ii) 0.5 percent of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

Grandfathered AEP Participants may become entitled to a subsidized early retirement benefit under the final average pay formula if they remain employed with AEP through age 55 with at least three years of service. The early retirement benefit payable under the final average pay formula is the unreduced normal retirement age benefit if it commences at age 62 or later. The early retirement benefit is reduced by 3 percent for each year prior to age 62 that the participant elects to commence their benefits.

AEP Supplemental Benefit Plan.     The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (ii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded.

Participants do not become vested in their AEP Supplemental Plan benefit until they become vested in their AEP Retirement Plan benefit or upon a change in control. As of December 31, 2019, each of the named executive officers was fully vested in their AEP Supplemental Benefit Plan benefit.

CSW Executive Retirement Plan.     The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits. As of December 31, 2019, Mr. Akins was fully vested in his CSW Executive Retirement Plan benefit.

Nonqualified Deferred Compensation for 2019

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive compensation and performance share awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following non-qualified deferred compensation plans for eligible employees:

•	The American Electric Power System Supplemental Retirement Savings Plan (SRSP);

•	The American Electric Power System Incentive Compensation Deferral Plan (ICDP); and

•	The American Electric Power System Stock Ownership Requirement Plan (SORP).

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY(3)($)	Aggregate Withdrawals/Distributions($)	Aggregate Balance at Last FYE(4)($)
Nicholas K. Akins	SRSP	103,200	77,400	86,740	—	2,338,330
	ICDP	—	—	131,868	—	533,146
	SORP	—	—	2,583,047	—	11,086,926
Brian X. Tierney	SRSP	139,911	62,960	165,974	—	4,434,507
	SORP	—	—	461,368	—	1,980,280
David M. Feinberg	SRSP	62,931	47,199	28,799	—	808,675
	SORP	—	—	770,093	—	3,305,384
Lisa M. Barton	SRSP	52,817	39,613	62,837	—	767,115
	ICDP	—	—	710	—	29,527
	SORP	—	—	583,818	—	2,505,858
Lana L. Hillebrand	SRSP	55,934	41,951	24,687	—	695,024
	SORP	—	—	643,674	—	2,762,772

(1)
The amounts set forth under “Executive Contributions in Last FY” for the SRSP are reported in the Summary Compensation Table as either (i) Salary for 2019 or (ii) the Non-Equity Incentive Plan Compensation for 2018 which was paid or deferred in 2019.

(2)	The amounts set forth under “Registrant Contributions in Last FY” for the SRSP are reported in the All Other Compensation column of the Summary Compensation Table.

(3)
No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.

(4)
The amounts set forth in the “Aggregate Balance at Last FYE” column for the SRSP include the SRSP amounts reported in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns. In addition, the “Aggregate Balance at Last FYE” for the SRSP includes the following amounts previously reported in the Summary Compensation Table for prior years: $1,358,581 for Mr. Akins, $1,498,997 for Mr. Tierney, $604,538 for Mr. Feinberg, $265,541 for Ms. Barton and $272,366 for Ms. Hillebrand. The amounts set forth in the “Aggregate Balance at Last FYE” for the SORP include the SORP amounts reported in the “Executive Contributions in Last FY.” In addition, the “Aggregate Balance at Last FYE” for the SORP includes the following amounts previously reported in the Summary Compensation Table for prior years: $2,670,419 for Mr. Akins, $5,297 for Mr. Tierney, $1,617,064 for Mr. Feinberg, $502,170 for Ms. Barton and $140,637 for Ms. Hillebrand.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•	Participants can defer up to 50 percent of their base salary and annual incentive award in excess of the IRS eligible compensation limit for qualified plans, ($280,000 for 2019).

•
The Company matches 100 percent of the participant’s contributions up to 1 percent of eligible compensation and 70 percent of the participant’s contributions from the next 5 percent of eligible compensation (for a total Company match of up to 4.5% of eligible compensation).

•
Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•
Participants may direct the investment of their plan account among the core investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120 percent of the applicable federal long-term rate with monthly compounding. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan’s investment options in 2019.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80 percent of vested performance shares.

•	AEP does not offer any matching contributions.

•
Vested performance shares that are deferred into this plan are tracked as phantom stock units and credited with dividend equivalent stock units for the 6 months ending June 30 at which time they are credited to the AEP Stock Fund under the plan. Commencing July 1, participants may direct the investment of their plan accounts among the core investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan in 2019.

•
Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may make one withdrawal of amounts attributable to their pre-2005 contributions prior to termination of employment. The withdrawal amount would be subject to a 10 percent withdrawal penalty. Participants may elect among the same payment options for the distributions of their account value as described above for the Supplemental Retirement Savings Plan’s investment options.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect among the same payment options for the distribution of the value of their AEP Career Shares as described above for the Supplemental Retirement Savings Plan.

Potential Payments Upon Termination of Employment or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change in control transaction, the Company may enter into agreements or establish arrangements that provide additional or alternative benefits or amounts from those described below. The agreements and plans summarized below are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations.

Severance.    AEP currently provides full-time employees, including the named executive officers, with severance benefits under a general severance plan if their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees) and the employee releases AEP from claims against the Company that may be lawfully released. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service, with a minimum of 8 weeks for employees with at least one year of AEP service;

•	Continued eligibility for medical and dental benefits at active employee rates for 18 months or until the participant becomes eligible for coverage from another employer, whichever occurs first;

•
For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or who will be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first; and

•	Outplacement services, the incremental cost of which may be up to $17,000 for the named executive officers.

Severance-Eligible Employees who have enough weeks of severance (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (Retirement-Eligible Employees) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Internal Revenue Code Section 409A.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding unvested performance shares that the executive has held for at least six months. The pro-rated performance shares will not become payable until the end of the performance period and remain subject to all performance objectives. A severed executive who timely executes a release of all claims is entitled to vesting of a pro-rata portion of any RSUs to the extent not already vested and paid.

Severance-Eligible executives may continue financial counseling and tax preparation services for one year following their termination up to a maximum annual incremental cost to the Company for 2019 of $20,000 plus related incidental expenses of the advisor.

In addition, Ms. Hillebrand has an agreement that entitles her to a payment of one times her annual salary plus her target annual incentive opportunity if she terminates her employment because her duties are changed without her consent, provided that her termination is not a Qualifying Termination (as defined in the Company’s long-term incentive awards). See Change in Control below. Payment is conditioned upon her releasing AEP from all claims, including claims for any other severance benefits.

The Company also has an Executive Severance Plan (Executive Severance Plan) that provides severance benefits to selected officers of the Company, including the named executive officers, subject to the executive’s agreement to comply with the provisions of the plan, including confidentiality, non-solicitation, cooperation and non-disparagement provisions during their employment and following termination. Any severance benefits payable under the Executive Severance Plan and prorated vesting of RSUs are conditioned on the execution of an agreement by the executive officer releasing claims against the Company that may be lawfully released and committing to a non-competition obligation. Executives remain eligible for benefits under the general severance plan described above; however, any benefits provided under the Executive Severance Plan will be reduced by any amounts provided under the general severance plan. Benefits under the Executive Severance Plan would be triggered by a resignation for “good reason” or an involuntary termination by the Company without “cause” (each as defined below).

The term “cause” with respect to the Executive Severance Plan means:

(i)	Failure or refusal to perform a substantial part of the executive’s assigned duties and responsibilities following notice and a reasonable opportunity to cure (if such failure is capable of cure);

(ii)
Commission of an act of willful misconduct, fraud, embezzlement or dishonesty either in connection with the executive’s duties to the Company or which otherwise is injurious to the best interest or reputation of the Company;

(iii)	Repeated failure to follow specific lawful directions of the Board or any officer to whom the executive reports;

(iv)	A violation of any of the material terms and conditions of any written agreement or agreements the executive may from time to time have with the Company;

(v)	A material violation of any of the rules of conduct of behavior of the Company;

(vi)
Conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor involving an act of moral turpitude, or (C) a misdemeanor committed in connection with the executive’s employment with the Company which is injurious to the best interest or reputation of the Company; or

(vii)
Violation of any applicable confidentiality, non-solicitation, or non-disparagement covenants or obligations relating to the Company (including the provisions to which the executive agreed when enrolling in the plan).

An executive’s termination of employment that is covered by his or her change in control agreement (described in the next section) or due to mandatory retirement, disability or death would not be considered an involuntary termination that may trigger the payment of benefits under the Executive Severance Plan.

An executive would have “good reason” for resignation under the Executive Severance Plan if there is any reduction in the executive’s then current annual base salary without the executive’s consent; provided, however, that a uniform percentage reduction of 10% or less in the annual base salary of all executives participating in the Executive Severance Plan who are similarly situated would not be considered good reason for resignation. Also, the Company must be given 10 days following receipt of written notice from the executive to restore the executive’s base salary before his or resignation may trigger plan benefits.

If benefits under the Executive Severance Plan are triggered, the affected named executive officers would receive two times their base salary and target annual incentive payable over two years. In addition, a pro-rated portion of their outstanding unvested performance shares and RSUs would vest. The pro-rated performance shares will not become payable until the end of the performance period and remain subject to all performance objectives.

Change In Control.    AEP defines “change in control” under its change in control agreements and Long-Term Incentive Plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•
A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers that is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason,” each as defined below. Such termination must be no later than two years after the change in control. These agreements provide for:

•
A lump sum payment equal to 2.99 times the named executive officer’s annual base salary plus target annual incentive compensation award under the annual incentive program as in effect at the time of termination; and

•	Outplacement services.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board; or

(ii)
The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control;

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control;

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control;

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies;

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement; or

(vi)
The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason.”

All awards under the Long-Term Incentive Plan will vest upon a “Qualifying Termination,” which may occur coincident with or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded, and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner;

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP;

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP;

(iv)	Insubordination;

(v)	Violation of any material term or condition of any written agreement with AEP;

(vi)	Violation of any of AEP’s rules of conduct of behavior;

(vii)
Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment at AEP which is injurious to the best interest or reputation of AEP; or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, performance shares would be deemed to have been fully earned at 100 percent of the target score upon a “Qualifying Termination” within one year following a change in control. The value of each vested performance share following a “Qualifying Termination” would be (1) the closing price of a share of AEP common stock on the date of the Qualifying Termination or (2) if the date of the Qualifying Termination is coincident with the change in control and if the change in control is the result of a tender offer, merger or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits to the extent then unvested become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer who was employed by AEP on December 31, 2019 assuming the hypothetical circumstances cited in each column occurred on December 31, 2019 and calculated in accordance with the methodology required by the SEC. In connection with any actual termination or change in control, the Company may enter into agreements or establish arrangements that provide additional benefits or amounts, or may alter the terms of benefits described below.

With respect to annual incentive compensation for the completed year, the initial calculated annual incentive opportunity is shown, before any individual discretionary adjustment, which varies from the actual value paid and reported in the Summary Compensation Table.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability because it is not generally AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue for employees that cannot perform any occupation for which they are reasonably qualified generally until the employee reaches age 65. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Internal Revenue Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. Employment may be terminated due to disability under a separate definition of employment termination that applies to restricted stock unit awards and compensation and benefit programs that may be considered non-qualified deferred compensation under Section 409A of the Internal Revenue Code. However restricted stock unit awards allow participants terminated due to disability to continue to vest as if their employment had continued so long as they remain continuously disabled.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2019
For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($1,470,000)	$—	$2,940,000	$—	$4,395,300	$—
Annual Incentive for Completed Year(1)	$3,413,390	$3,413,390	$—	$3,413,390	$3,413,390
Other Payment for Annual Incentives(2)	$—	$3,969,000	$—	$5,933,655	$—
Long-Term Incentives:(3)
2018 - 2020 Performance Shares(4)	$5,782,878	$5,782,878	$—	$8,674,317	$5,782,878
2019 - 2021 Performance Shares(4)	$2,590,960	$2,590,960	$—	$7,772,880	$2,590,960
2017 Restricted Stock Units	$—	$686,808	$—	$1,008,422	$1,008,422
2018 Restricted Stock Units	$—	$766,312	$—	$1,927,437	$1,927,437
2019 Restricted Stock Units	$—	$777,297	$—	$2,590,992	$2,590,992
Benefits:
Financial Counseling	$20,000	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$11,807,228	$20,963,645	$—	$35,753,393	$17,334,079

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2019
For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($790,000)	$—	$1,580,000	$—	$2,362,100	$—
Annual Incentive for Completed Year(1)	$1,087,712	$1,087,712	$—	$1,087,712	$1,087,712
Other Payment for Annual Incentives(2)	$—	$1,264,400	$—	$1,889,680	$—
Long-Term Incentives:(3)
2018 - 2020 Performance Shares(4)	$—	$1,487,524	$—	$2,231,287	$1,487,524
2019 - 2021 Performance Shares(4)	$—	$609,653	$—	$1,828,958	$609,653
2017 Restricted Stock Units	$—	$183,147	$—	$268,881	$268,881
2018 Restricted Stock Units	$—	$197,129	$—	$495,799	$495,799
2019 Restricted Stock Units	$—	$182,877	$—	$609,590	$609,590
Restricted Stock Units	$—	$731,564	$—	$2,438,547	$2,438,547
Benefits:
Financial Counseling	$—	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$1,087,712	$7,361,006	$—	$13,249,554	$7,017,706

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2019
For David M. Feinberg

Executive Benefits and Payments Upon Termination	Resignation or Retirement		Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($675,000)	$—	1	$1,350,000	$—	$2,018,250	$—
Annual Incentive for Completed Year(1)	$870,793		$870,793	$—	$870,793	$870,793
Other Payment for Annual Incentives(2)	$—		$1,012,500	$—	$1,513,688	$—
Long-Term Incentives:(3)
2018 - 2020 Performance Shares(4)	$—		$1,041,311	$—	$1,561,967	$1,041,311
2019 - 2021 Performance Shares(4)	$—		$426,744	$—	$1,280,232	$426,744
2017 Restricted Stock Units	$—		$109,884	$—	$161,329	$161,329
2018 Restricted Stock Units	$—		$137,981	$—	$346,946	$346,946
2019 Restricted Stock Units	$—		$128,014	$—	$426,713	$426,713
Benefits:
Financial Counseling	$—		$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—		$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$870,793		$5,114,227	$—	$8,216,918	$3,293,836

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2019
For Lisa M. Barton

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($586,000)	$—	$1,172,000	$—	$1,752,140	$—
Annual Incentive for Completed Year(1)	$806,751	$806,751	$—	$806,751	$806,751
Other Payment for Annual Incentives(2)	$—	$937,600	$—	$1,401,712	$—
Long-Term Incentives:(3)
2018 - 2020 Performance Shares(4)	$—	$892,552	$—	$1,338,829	$892,552
2019 - 2021 Performance Shares(4)	$—	$365,785	$—	$1,097,356	$365,785
2017 Restricted Stock Units	$—	$109,884	$—	$161,329	$161,329
2018 Restricted Stock Units	$—	$118,273	$—	$297,423	$297,423
2019 Restricted Stock Units	$—	$109,726	$—	$365,754	$365,754
Restricted Stock Units	$—	$731,564	$—	$2,438,547	$2,438,547
Benefits:
Financial Counseling	$—	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$806,751	$5,281,135	$—	$9,696,841	$5,348,141

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2019
For Lana L. Hillebrand

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($613,000)	$—	$1,226,000	$—	$1,832,870	$—
Annual Incentive for Completed Year(1)	$791,165	$791,165	$—	$791,165	$791,165
Other Payment for Annual Incentives(2)	$—	$919,500	$—	$1,374,653	$—
Long-Term Incentives:(3)
2018 - 2020 Performance Shares(4)	$743,794	$743,794	$—	$1,115,691	$743,794
2019 - 2021 Performance Shares(4)	$335,321	$335,321	$—	$1,005,964	$335,321
2017 Restricted Stock Units	$—	$86,982	$—	$127,683	$127,683
2018 Restricted Stock Units	$—	$98,564	$—	$247,805	$247,805
2019 Restricted Stock Units	$—	$100,596	$—	$335,321	$335,321
Benefits:
Financial Counseling	$20,000	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$1,890,280	$4,338,922	$—	$6,868,152	$2,601,089

(1)
Executive officers and all other employees are eligible for an annual incentive award based on their earnings for the year if they remain employed with AEP through year-end, if they die or if they incur a retirement-eligible termination. The amount shown is the calculated annual incentive opportunity, as shown in the table in Compensation Discussion and Analysis. However, annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the Board pursuant to the award determination process described in the Compensation Discussion and Analysis.

(2)
The amount shown in the Severance column is two times the target annual incentive opportunity for each of the named executive officers. The amount shown in the Change-In-Control column is 2.99 times the target annual incentive opportunity for each of the named executive officers.

(3)
The long-term incentive values shown represent the values that would be paid under the circumstances described in each column based on the closing price of AEP common stock on December 31, 2019, which is the methodology required by the SEC.

(4)
The target value of performance share awards are shown. The actual value paid in the event of resignation or retirement, severance or death, if any, will depend on the actual performance score for the full performance period. Any payments for awards under those circumstances are not paid until the end of the 3 year performance period. In the event of a qualifying termination in connection with a change in control, awards would be paid at a target performance score as soon as administratively practical after the change in control.

(5)	This is the maximum cost of Company-paid outplacement services, which the Company provides through an unaffiliated third party vendor.

The following table shows the value of previously earned and vested compensation and benefits as of December 31, 2019, that would have been provided to each named executive officer following a termination of his or her employment on December 31, 2019. These amounts were generally earned or vested over multiple years of service to the Company.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2019

Name	Long-Term Incentives		Benefits
	Vested Performance Shares (1)	AEP Career Shares (2)	Vacation Payout (3)	Post Retirement Benefits (4)	Deferred Compensation (5)
Nicholas K. Akins	$12,046,434	$11,086,926	$14,135	$2,921,894	$2,871,476
Brian X. Tierney	$3,212,300	$1,980,280	$—	$1,708,193	$4,434,507
David M. Feinberg	$1,927,531	$3,305,384	$25,962	$533,635	$808,675
Lisa M. Barton	$1,927,531	$2,505,858	$7,325	$634,368	$796,642
Lana L. Hillebrand	$1,525,958	$2,762,772	$29,471	$971,938	$695,024

(1)	Represents the value of performance shares that vested on December 31, 2019 calculated using the market value of these shares on December 31, 2019.

(2)	Represents the value of AEP share equivalents deferred mandatorily into the AEP Stock Ownership Requirement Plan calculated using the market value of these shares on December 31, 2019.

(3)	Represents accumulated but unused vacation.

(4)
Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, the AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, as applicable.

(5)
Includes balances from the Supplemental Retirement Savings Plan and the Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (2).

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (except for the CEO). We identified the median employee in 2019 by first determining the total wages for the 12 months ending on October 31, 2019 (base salary, annual incentive compensation plus 401k Company match) for each employee (except for our CEO) who was employed by us on October 31, 2019. Based on this compensation measure, we identified the median employee from among our entire employee population. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement.

Mr. Akins, who was both Chairman and CEO, had 2019 annual total compensation of $14,492,436 as reflected in the Summary Compensation Table included in this Proxy Statement. The 2019 annual total compensation of our median employee (other than the CEO) was $132,611. The median employee’s total compensation includes base wages, overtime earnings, annual incentive compensation, the change in the present value of the employee’s pension benefits and the Company’s matching contributions to the retirement savings plan. Based on the foregoing, our estimate of the 2019 ratio of the annual total compensation of our CEO to the median annual total compensation of all our employees (other than the CEO) was 109 to 1.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have different employee populations and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their pay ratios.

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 18, 2020 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP common stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares(a)	Stock Units(b)	Total
N. K. Akins	58,749	117,310	176,059
D. J. Anderson	—	27,118	27,118
L. M. Barton	—	26,514	26,514
J. B. Beasley, Jr	—	15,301	15,301
R. D. Crosby, Jr.	—	51,816	51,816
D. M. Feinberg	—	34,974	34,974
A. A. Garcia	—	558	558
L. A. Goodspeed	—	52,773	52,773
L. L. Hillebrand	2,152	29,233	31,385
T. Hoaglin	1,000	44,696	45,696
S. B. Lin	1,032	21,431	22,463
M. M. McCarthy	3,125	1,294	4,419
R. C. Notebaert	—	27,118	27,118
L. L. Nowell III	—	48,092	48,092
S. S. Rasmussen	—	20,778	20,778
O. G. Richard III	2,195	19,414	21,609
B. X. Tierney	6,364	21,059	27,423
S. M. Tucker	1,532	39,662	41,194
All directors, nominees and executive officers as a group (22 persons)(c)	104,542	708,585	813,127

(a)	None of the shares reflected in this column is pledged. This column also includes share equivalents held in the AEP Retirement Savings Plan.

(b)
This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and amounts deferred in share equivalents in the Retainer Deferral Plan for Non-Employee Directors. This column also includes amounts deferred in share equivalents held under AEP’s Supplemental Retirement Savings Plan, AEP’s Incentive Compensation Deferral Plan and the following numbers of AEP Career Shares: Mr. Akins, 117,310; Mr. Tierney, 20,953; Mr. Feinberg, 34,974; Ms. Barton, 26,514; Ms. Hillebrand, 29,233; and all directors and executive officers as a group, 328,106. This column excludes RSUs that will not vest within 60 days.

(c)	As of February 18, 2020, the directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of the Company’s common stock.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 22, 2020, with beneficial ownership of more than five percent of AEP common stock.

	AEP Shares
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	41,146,700	(a)	8.33%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	38,334,156	(b)	7.7%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	26,788,315	(c)	5.42%

(a)
Based on the latest Schedule 13G/A filed with the SEC, The Vanguard Group reported that it has sole power to vote 856,885 shares, shared power to vote 290,713 shares, sole dispositive power for 40,183,370 shares and shared dispositive power for 963,330 shares.

(b)	Based on the latest Schedule 13G/A filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 34,724,596 shares and sole dispositive power for 38,334,156 shares.

(c)	Based on the latest schedule 13G filed with the SEC, State Street Corporation has shared power to vote 22,653,047 shares and shared dispositive power for 26,744,349 shares.

Shareholder Proposals and Nominations

You may submit proposals for consideration at future stockholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 11, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

•	not earlier than December 22, 2020; and

•	not later than the close of business on January 21, 2021.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

Deadlines for the nomination of director candidates are summarized below. This summary is qualified by our Bylaws.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary on or after December 22, 2020 and before the close of business on January 21, 2021, unless the annual meeting is moved by more than 30 days before or 70 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as set forth above.

In addition, our Bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include in our annual meeting proxy statement director candidates that they have nominated. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of (x) two or (y) 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:

•	not earlier than the close of business on October 12, 2020; and

•	not later than the close of business on November 11, 2020.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no later than the close of business on the later of the following two dates:

•	120 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone or personal solicitations of holders of AEP common stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no additional compensation for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow Sodali, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $10,500, plus reasonable out-of-pocket expenses.

Exhibit A

Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, AEP’s management believes that the Company’s operating earnings provide users with additional meaningful financial information about the Company’s performance. Management also uses this non-GAAP financial measure when communicating with stock analysts and investors regarding its earnings outlook and results. This non-GAAP measure is also used for purposes of determining performance-based compensation. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2020.

EPS
GAAP Reported Earnings	$3.89
Special Items
Severance Charges	$0.04
Mark-to-Market Impact of Commodity Hedging Activities	$0.01
Previously Retired Coal Generation Assets	$0.15
Texas Base Rate Case	$0.08
Conesville Plant Impairment	$0.05
Acquisitions Fees	$0.02
Operating Earnings (non-GAAP)	$4.24

1 Riverside Plaza Columbus, OH 43215-2378

AMERICAN ELECTRIC POWER

BOUNDLESS ENERGY™

VOTE

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Your vote matters – here's how to vote!

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2020 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Nicholas K. Akins	☐	☐	☐	02 - David J. Anderson	☐	☐	☐	03 - J. Barnie Beasley, Jr.	☐	☐	☐
04 - Ralph D. Crosby, Jr.	☐	☐	☐	05 - Art A. Garcia	☐	☐	☐	06 - Linda A. Goodspeed	☐	☐	☐
07 - Thomas E. Hoaglin	☐	☐	☐	08 - Sandra Beach Lin	☐	☐	☐	09 - Margaret M. McCarthy	☐	☐	☐
10 - Richard C. Notebaert	☐	☐	☐	11 - Stephen S. Rasmussen	☐	☐	☐	12 - Oliver G. Richard III	☐	☐	☐
13 - Sara Martinez Tucker	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐	3. Advisory approval of the Company's executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of American Electric Power Company, Inc. Shareholders

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

- Introduction and Welcome
- Election of Directors
- Ratification of Auditors
- Advisory approval of the Company's executive compensation
- Chief Executive Officer's Report
- Comments and Questions from Shareholders

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AMERICAN ELECTRIC POWER
BOUNDLESS ENERGY™

Proxy — American Electric Power Company, Inc.

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 21, 2020

The shareholder signing on the reverse of this proxy card appoints Nicholas K. Akins and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 21, 2020, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee's Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned's account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

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